Exhibit 99.4

THE MERGER

The description of the Merger Agreement in this section and elsewhere in this report is qualified in its entirety by reference to the complete text of the Merger Agreement. This summary does not purport to be complete and may not contain all of the information about the Merger that is important to you. You are encouraged to read the Merger Agreement carefully and in its entirety. This section is not intended to provide you with any factual information about Ondas or Airobotics. Such information can be found elsewhere in this report and in the public filings Ondas makes with the SEC that are incorporated by reference into this document, as described in the section titled “Where You Can Find More Information”.

Background of the Merger

As part of its ongoing evaluation of Ondas’ business, the Ondas Board and Ondas’ management continuously review Ondas’ operations, financial performance, strategy and growth initiatives and industry conditions. In this context, the Ondas Board considers strategic opportunities that are or might be available to it to enhance shareholder value, including investments in new growth opportunities, technologies and adjacent businesses as well as potential acquisitions, taking into account industry and transaction trends as well as economic and other conditions generally.

The Airobotics Board and Airobotics’ management periodically review and assess Airobotics’ operations, financial performance and competitive position in the context of Airobotics’ long-term strategic goals and plans. These reviews include consideration of potential opportunities to enhance shareholder value as well as industry dynamics and consolidation among participants in the industry.

In August 2021, Airobotics was introduced to Ondas via B. Riley Securities, Inc. (“B. Riley”).

In September 2021, Ondas’ and Airobotics’ management teams held a telephonic meeting. Discussions did not ensue further at such time and Airobotics proceeded with its TASE initial public offering, which was completed in September 2021.

From September 2021 to May 25, 2022, Ondas’ management team had no further contact with Airobotics.

On May 25, 2022, Airobotics contacted B. Riley expressing interest in speaking to the Ondas management team about strategic opportunities between the two companies.

On May 28, 2022, B. Riley provided Ondas a draft of a Mutual Non-Disclosure Agreement between Ondas and Airobotics (the “Mutual Non-Disclosure Agreement”).

On May 30, 2022, Ondas’ sand Airobotics’ management teams held a telephonic meeting to discuss strategic opportunities between the two companies.

On June 2, 2022, Ondas’ and Airobotics’ management teams held a follow-up telephonic meeting.

On June 2, 2022, Ondas provided B. Riley comments to the draft Mutual Non-Disclosure Agreement.

On June 3, 2022, B. Riley provided Ondas a draft engagement letter for B. Riley to serve as Ondas’ exclusive financial advisor in connection with the acquisition, merger or a related transaction with Airobotics (the “B. Riley engagement letter”).

On June 5, 2022, Airobotics provided Ondas comments to the draft Mutual Non-Disclosure Agreement.

On June 6, 2022, representatives from Ondas, Airobotics, Akerman LLP, Ondas’ legal counsel (“Akerman”), and Shilbolet Law Firm, Airobotics’ legal counsel, met virtually to discuss the draft Mutual Non-Disclosure Agreement.

On June 6, 2022, Ondas provided B. Riley with comments to the B. Riley engagement letter.

On June 7, 2022, representatives from Ondas and B. Riley discussed Ondas’ comments to the B. Riley engagement letter. Also, on June 7-8, 2022, Airobotics and B. Riley’s internal counsel revised and finalized the B. Riley engagement letter.

On June 7, 2022, representatives from Airobotics, Akerman, and Shilbolet held a conference call to review the terms of the draft Mutual Non-Disclosure Agreement.

Later on June 7, 2022, Airobotics executed the Mutual Non-Disclosure Agreement. On June 8, 2022, Ondas countersigned the Mutual Non-Disclosure Agreement.

On June 9 – 10, 2022, representatives from Ondas visited Airobotics’ offices in Petah Tikva, Israel for extensive technical, business, and financial due diligence.

On June 10, 2022, Ondas and B. Riley executed the B. Riley engagement letter.

On June 15, 2022, Ondas provided Airobotics an initial draft of a non-binding term sheet (the “Term Sheet”).

On June 19, 2022, Airobotics provided Ondas a revised draft Term Sheet.

On June 27, 2022, Ondas executed an engagement letter with Pearl Cohen Zedek Latzer Baratz (“Pearl Cohen”) to serve as Ondas’ Israeli counsel.

Later on June 27, 2022, the Ondas Board held a meeting to discuss among other matters the Term Sheet with Airobotics. Also, Ondas’ management provided the Ondas Board a summary of the potential benefits of the proposed acquisition of Airobotics.

On June 27, 2022, Akerman provided Herzog Fox & Neeman, Airobotics’ legal counsel, (“Herzog”) a revised draft of the Term Sheet.

On June 27, 2022, representatives from Ondas, Airobotics, Akerman, Herzog and B. Riley met virtually to review the revised draft Term Sheet.

On June 28, 2022, representatives from Ondas, Airobotics, Akerman, Herzog and B. Riley met virtually to review the revised draft Term Sheet.

On June 29, 2022, Akerman provided Herzog a revised draft Term Sheet.

On June 29, 2022, Herzog provided Akerman a revised draft Term Sheet.

On June 30, 2022, the Airobotics Board approved the Term Sheet.

On July 1, 2022, Akerman provided Herzog an initial draft of an amendment to the Mutual Non-Disclosure Agreement, which primarily reflected changes to allow for confidential information to be provided to representatives of the parties.

On July 3, 2022, Herzog provided Akerman a revised draft of the amendment to the Mutual Non-Disclosure Agreement.

On July 5, 2022, Akerman provided Herzog a revised draft of the amendment to the Mutual Non-Disclosure Agreement.

Later on July 5, 2022, Ondas and Airobotics executed the Term Sheet.

Also later on July 5, 2022, Airobotics and Ondas issued a joint press release announcing the entry into the Term Sheet and Airobotics issued an immediate report summarizing the terms of the Term Sheet. Also, on July 5, 2022, Ondas filed a Current Report on Form 8-K with the SEC reporting the entry into the Term Sheet and included copies of the joint press release and immediate report as exhibits.

On July 5, 2022, Ondas continued legal and business due diligence, which process continued over the following weeks while the parties negotiated the Merger Agreement.

Also, on July 5, 2022, B. Riley hosted a virtual meeting to “kick off” the transaction with Ondas; Airobotics; Akerman; Pearl Cohen; Herzog; Rosenberg Rich Baker Berman, P.A., Ondas’ auditors; and Ernst & Young LLP, Airobotics’ auditors. Following the kick off call, bi-weekly calls were held with this working group to discuss transaction documentation and status.

On July 5-6, 2022, representatives from Akerman and Herzog met virtually to review the draft amendment to the Mutual Non-Disclosure Agreement.

On July 7, 2022, Akerman provided Herzog a revised amendment to the Mutual Non-Disclosure Agreement and Ondas and Airobotics executed the amendment.

On July 20, 2022, Akerman provided Herzog an initial draft of the Merger Agreement.

On July 25, 2022, Herzog provided Akerman and Pearl Cohen a list of matters relating to the draft Merger Agreement. Also, on July 25, 2022, representatives from Akerman, Pearl Cohen and Herzog met virtually to review such list.

On July 28, 2022, Herzog provided Akeman and Pearl Cohen a revised draft of the Merger Agreement.

On July 30, 2022, Akerman provided Herzog a revised draft of the Merger Agreement.

On July 31, 2022, Herzog provided Akerman and Pearl Cohen a revised draft of the Merger Agreement.

On August 1, 2022, Akerman provided Herzog with a list of matters relating to the draft Merger Agreement, to which Herzog added additional input on August 2, 2022.

On August 1, 2 and 3, 2022, representatives from Akerman, Pearl Cohen and Herzog met virtually to review the draft Merger Agreement.

On August 3, 2022, Herzog sent to Akerman an initial draft of the Airobotics disclosure schedules to the draft Merger Agreement.

On August 3, 2022, Akerman sent Herzog a draft of the Merger Agreement and the parties exchanged multiple drafts of the draft Merger Agreement throughout the day on August 3, 2022.

On August 3, 2022, Akerman sent Herzog comments to the initial draft of Airobotics disclosure schedules.

On August 3, 2022, Akerman sent Herzog an initial draft of the Ondas disclosure schedules.

On August 4, Herzog sent Akerman comments to the draft of Airobotics disclosure schedules.

On August 4, 2022, representatives from Akerman, Pearl Cohen and Herzog met virtually to review the schedules of the Merger Agreement.

Later on August 4, 2022, Akerman sent Herzog a revised draft of the Airobotics disclosure schedules to incorporate final drafting edits, and Akerman and Herzog agreed to the final form of the Airobotics disclosure schedules.

On August 4, 2022, Herzog sent Akerman a revised draft of the Merger Agreement.

Later on August 4, 2022, Akerman provided Herzog a revised draft of the Merger Agreement to incorporate final drafting edits, and Akerman and Herzog agreed to the final form of the Merger Agreement.

On August 4, 2022, Akerman sent Herzog a draft of the Ondas disclosure schedules to incorporate final drafting edits, and Akerman and Herzog agreed to the final form of the Ondas disclosure schedules.

On August 4, 2022, the Ondas Board executed an unanimous written consent approving the Merger Agreement and related transactional matters, including Nasdaq filings, federal securities filings, the preparation and filing of the Registration Statement on Form S-4, and Israeli securities matters.

On August 4, 2022, the Airobotics Board approved the Merger Agreement and related transactional matters and the Israeli securities matters.

On August 4, 2022, Ondas and Airobotics executed the Merger Agreement.

On August 8, 2022, Airobotics and Ondas issued a joint press release announcing the entry into the Merger Agreement and Airobotics issued an immediate report summarizing the terms of the Merger Agreement. Also, on August 8, 2022, Ondas filed a Current Report on Form 8-K with the SEC reporting the entry into the Merger Agreement and included copies of the Merger Agreement, joint press release and immediate report as exhibits.

On August 9, 2022, Ondas issued a press release announcing its second quarter 2022 financial and operational results for the quarter ended June 30, 2022.

Also, on August 9, 2022, Ondas held a conference call to discuss Ondas’ financial and operational results for the quarter ended June 30, 2022 and the acquisition of Airobotics.

On August 25, 2022, Airobotics filed a distribution of proxy statement to its shareholders.

On September 5 – 8, 2022, representatives of Airobotics management team visited the Ondas offices in Waltham, Massachusetts.

Also, during the week of September 18, 2022, representatives of Ondas visited Airobotics’ offices in Petah Tikva, Israel.

On September 20, 2022, pursuant to the Merger Agreement, Ondas and Airobotics entered into a Credit and Guaranty Agreement in which Ondas agreed to make a revolving loan available to Airobotics, commencing from October 3, 2022, in a principal amount of up to $1,500,000.

Also, on September 20, 2022, Airobotics issued an immediate report summarizing the terms of the Credit and Guaranty Agreement and Ondas filed a Current Report on Form 8-K with the SEC including a copy of the immediate report as an exhibit.

On September 22, 2022, Ondas filed the Registration Statement on Form S-4.

Airobotics Board of Directors’ Recommendation and Reasons for the Merger

At its meeting on August 4, 2022, following discussion and careful consideration, the Airobotics Board unanimously:

•        determined that the Merger Agreement and the transactions contemplated by the Merger Agreement are advisable and in the best interests of Airobotics and Airobotics’ shareholders and that, considering the financial position of the merging companies, no reasonable concern exists that the surviving corporation will be unable to fulfill the obligations of Airobotics to its creditors as a result of the Merger;

•        approved the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement; and

•        determined to recommend that Airobotics’ shareholders vote to approve the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement.

The Airobotics Board recommends that the Airobotics shareholders vote to approve the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement.

The members of the audit committee of the Airobotics Board (the “Airobotics Committee”) and the Airobotics Board considered many factors in making its determination that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement are advisable and in the best interests of Airobotics and its shareholders. In arriving at its determination, the Airobotics Board consulted with members of the Airobotics management team and assessed various factors relevant to its decision, including the following:

•        the belief that the Merger Consideration is fair, reasonable, in accordance with market conditions, and expresses a fair price for the shareholders of Airobotics; taking into account, among other factors, their familiarity with Airobotics’ business, Airobotics’ financial state given the existence of a going concern note in Airobotics’ financial statements, the market, the feasibility and chances of completing the Merger and the timetables for its completion, and compared to forecasts on Airobotics’ future financial yields

•        the belief that Merger Consideration reflects to Airobotics’ shareholders a premium of approximately 71% (based on the closing price of each of Airobotics ordinary shares and Ondas common stock on the relevant stock exchange, and the exchange rate at the end of the trading day to the date of approval of the Merger Agreement by the Airobotics Board); and a premium of about 48% - based on the aforementioned lock-in price on average of 30 trading days preceding the date of approval by the Airobotics Board;

•        the fact that the Merger Consideration includes the exchange of all Airobotics Stock Options and rights to purchase shares of Airobotics, even those not yet vested or matured, while maintaining the conditions applicable to the Airobotics Stock Options and rights to shares of Airobotics, which will be exercisable in exchange for a coordinated exercise price;

•        the expectation that the combination of Airobotics’ activity with Ondas activity, through American Robotics, by combining their technologies, will allow Airobotics to expand the range of its products and capabilities that will be offered to Airobotics’ customers, as well as to expand the variety and scope of its customers in many markets, including the United States, and accelerate the transition from the development phase to sales and growth;

•        the belief that failure to complete the Merger may endanger the continued existence and business activity of Airobotics; and

•        the expectation that the Merger can be completed, within a reasonable time, while allowing the continued existence and business activity of Airobotics during the interim period, taking into account, among other reasons, that the parties conducted negotiations for the provision of a loan by Ondas to Airobotics in the interim period subject to the terms of the Merger Agreement.

The Airobotics Committee and Airobotics Board also identified and considered a number of other matters, some of which are countervailing factors and risks to Airobotics and its shareholders, relating to the Merger and the transactions contemplated by the Merger Agreement, including the following:

•        the possibility that the Merger might not be consummated and the fact that, if the Merger is not consummated, (i) Airobotics’ directors, senior management and other employees will have expended extensive time and effort and will have experienced significant distractions from their work during the pendency of the Merger, (ii) Airobotics will have incurred significant transaction costs, (iii) Airobotics’ continuing business relationships with business partners and employees may be adversely affected, (iv) the trading price of Airobotics ordinary shares could be adversely affected and (v) the market’s perceptions of Airobotics’ prospects could be adversely affected;

•        the restrictions on the conduct of Airobotics’ business required by the Merger Agreement (subject to specified exceptions), which may have an adverse effect on Airobotics’ ability to respond to changing market and business conditions in a timely manner or at all and to execute its strategic plans;

•        subject to certain exceptions, the Merger Agreement precludes Airobotics from soliciting alternative acquisition proposals and requires Airobotics to pay to Ondas a termination fee of $800,000, if the Merger Agreement is terminated under certain circumstances, including a termination of the Merger Agreement by Airobotics to accept a superior proposal. These factors might have the effect of discouraging other parties from making competing proposals that might be more advantageous to Airobotics shareholders than the Merger; and

•        the risk that the parties may incur significant costs and delays related to the Merger, including resulting from seeking governmental consents and regulatory approvals necessary for completion of the Merger.

The foregoing discussion of the information and factors considered by the Airobotics Board is intended to be illustrative and not exhaustive, but rather includes the material reasons and factors considered by the Airobotics Board in reaching its determination and recommendation in relation to the Merger and the Merger Agreement and the transactions proposed thereby. In view of the numerous reasons and factors considered and the complexity of these matters, the Airobotics Board did not find it practical to, and did not, quantify or otherwise assign relative weights to the specified factors considered in reaching its determinations or the reasons for such determinations. Individual directors may have given differing weights to different factors or may have had different reasons for their ultimate determination. In addition, the Airobotics Board did not reach any specific conclusion with respect to any of the factors or reasons considered. Instead, the Airobotics Board conducted an overall analysis of the factors and reasons described above and unanimously determined in its business judgment that, in the aggregate, the potential benefits of the Merger to the shareholders of Airobotics outweighed the risks or potential negative consequences.

Ondas’ Reasons for the Merger

The Ondas Board unanimously approved the Merger Agreement and determined that the terms of the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, are advisable and fair to and in the best interests of Ondas and its shareholders. In reaching its determination, the Ondas Board consulted with Ondas’ management, as well as with Ondas’ financial, legal and strategic advisors, and considered a variety of factors weighing favorably towards the transactions, including the factors described below:

•        the belief that the Merger advances Ondas’ business plan and positions the combined company to scale on behalf of franchise customers and accelerate the growth of the commercial drone market;

•        the belief that the combined company will bring together leading engineering and aviation talent, regulatory leadership, and world-class technology platforms, providing a unique opportunity to offer a broader scope of solutions and services to customers in accelerated timelines;

•        the belief that the Merger should result in a number of important synergies, primarily from achieving greater operating efficiencies, capturing inherent economies of scale and leveraging corporate resources;

•        the belief that the combined company will be a global provider of automated drone solutions to a broader range of markets and applications and strengthen the combined company’s ability to deliver complete end-to-end solutions for customers on a global scale;

•        the belief that Airobotics and American Robotics will bring together best-in-class elements of the commercial DIB ecosystem offering the opportunity for accelerated product offerings to a broader set of end markets and applications;

•        the expectation that critical system elements including payloads, detect-and-avoid technology, reliability and safety systems, and data analytics can be optimized in the companies’ current and next-generation drone platforms;

•        the belief that the Merger will provide a U.S.-based marketing and field services platform to drive adoption of the Airobotics System in commercial, security and defense markets;

•        the expectation that the combined company will have a greater opportunity to bring American Robotics’ Scout System into international markets, offering the combined company the ability to better serve large, multi-national customers across the world with a wider variety of solutions and services;

•        the expectation that the integration of American Robotics’ safety systems with the Airobotics System will offer the potential for extended FAA approvals for Beyond Visual Line of Sight flight operations;

•        the belief that if Airobotics receives Type Certification with the FAA for the Airobotics System, the combined company will receive significant time and cost advantages when it pursues Type Certification of future UAS platforms, including the Scout System;

•        the expectation that Ondas Networks’ software-defined wireless connectivity platform will see a broader opportunity for product development in UAS applications, including command and control UAS navigation;

•        the belief that a presence in Israel will offer the opportunity to expand existing relationships with Israeli aviation and defense vendors and the broader international MC-IoT vendor ecosystem;

•        the belief that the Merger will strengthen Ondas’ position in an industry where we expect to continue to see consolidation; and

•        the expectation that the combined company will benefit from synergies, including cost-related efficiencies resulting from integrated engineering and product development programs, the benefit of shared sales and marketing resources and the elimination of certain duplicative costs related to legal, board and other public company costs.

The Ondas Board also identified and considered certain potentially negative factors in its deliberations to be balanced against the positive factors, including:

•        the possibility that the Merger may not be completed as a result of the failure to satisfy one or more conditions to the Merger described under “The Merger Agreement — Conditions to the Merger;”

•        the effect of the public announcement of the Merger or the failure to consummate the Merger on Ondas’ revenues, operating results, stock price, customers, suppliers, management, employees, and other constituencies;

•        the risk that the operations of the two companies might not be successfully integrated or integrated in a timely manner, and the possibility of not achieving the anticipated synergies and other benefits sought to be obtained in the Merger;

•        the substantial costs to be incurred in connection with the Merger, including costs of integrating the businesses and expenses arising from the Merger, which may exceed management’s estimates;

•        the risk that Airobotics has material liabilities which were not identified during Ondas’ due diligence; and

•        various other risks associated with the Merger and the combined company set forth under the “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” section.

After consideration of these factors, the Ondas Board determined that, overall, the potential benefits of the Merger Agreement and transactions contemplated by the Merger Agreement outweighed the potential risks.

This discussion of the information and factors considered by the Ondas Board includes the material positive and negative factors considered by the Ondas Board, but it is not intended to be exhaustive and may not include all the factors considered by the Ondas Board. The Ondas Board did not quantify or assign any relative or specific weights to the various factors that it considered in reaching its determination to approve the Merger Agreement and the transactions contemplated by the Merger Agreement. Rather, the Ondas Board viewed its position as being based on the totality of the information presented to and factors considered by it. In addition, individual members of the Ondas Board may have given differing weights to different factors. It should be noted that this explanation of the reasoning of the Ondas Board and certain information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed in the section titled “Cautionary Note Regarding Forward-Looking Statements.”

Regulatory Approvals

The parties are required to execute and file, or join in the execution and filing of, any application, notification or other document that may be necessary in order to obtain the authorization, approval or consent of any governmental entity, whether federal, state, local or foreign, that may be reasonably required, or that Ondas may reasonably request, in connection with the Merger.

In connection with the Merger, Ondas will use reasonable best efforts to cause the shares of Ondas common stock to be issued as Merger Consideration and the shares of Ondas common stock to be reserved for issuance upon exercise of the Airobotics Stock Options to be approved for listing on the NASDAQ and the parties also intend to deliver a notification to Nasdaq regarding the listing of additional Ondas common stock that will be registered pursuant to the prospectus.

If Ondas does not receive the ISA Exemption (as defined below), Ondas will use its best efforts to receive a permit from TASE for a registration statement with respect to the dual listing of Ondas common stock, including all shares of Ondas common stock underlying shares of Ondas’ convertible securities, at the TASE or a permit from the ISA and the TASE to publish a prospectus which would also apply to the Merger Consideration.

Neither Ondas nor Airobotics can provide assurance that any such regulatory approvals will not result in the delay or abandonment of the Merger.

Timing of the Merger

The Merger is expected to close in the fourth quarter of 2022. Neither Ondas nor Airobotics can predict, however, the actual date on which the Merger will be completed because it is subject to conditions beyond each company’s control, including obtaining the necessary regulatory approvals.

See “The Merger Agreement — Conditions to the Merger”.

Certain U.S. Federal Income Tax Consequences of the Merger

This section describes certain United States federal income tax consequences of (i) the Merger to certain beneficial owners of Airobotics ordinary shares who exchange their Airobotics ordinary shares for shares of Ondas common stock pursuant to the Merger and (ii) the ownership and disposition of Ondas common stock received upon the consummation of the Merger.

This discussion is based on the provisions of the Code, the U.S. Treasury Regulations promulgated thereunder and judicial and administrative rulings, all as in effect as of the date hereof and all of which are subject to change or varying interpretation, possibly with retroactive effect. Any such change could affect the accuracy of the statements and conclusions set forth herein.

This discussion assumes that Airobotics shareholders hold their Airobotics ordinary shares as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation that may be relevant to an Airobotics shareholder in light of such holder’s particular circumstances, nor does it discuss the special considerations applicable to Airobotics shareholders subject to special treatment under the U.S. federal income tax laws, such as, for example, financial institutions or broker-dealers, mutual funds, tax-exempt organizations, insurance companies, dealers in securities or foreign currencies, traders in securities who elect the mark-to-market method of accounting, controlled foreign corporations, passive foreign investment companies, U.S. expatriates, holders who acquired their Airobotics ordinary shares through the exercise of options or otherwise as compensation, holders who hold their Airobotics ordinary shares as part of a hedge, straddle, constructive sale or conversion transaction, U.S. holders whose functional currency is not the U.S. dollar, and holders who own or have owned (directly, indirectly or constructively) 10% or more (by vote or value) of Airobotics’ ordinary shares. This discussion does not address any tax consequences arising under the Medicare contribution tax, nor does it address any aspect of foreign, state, local, alternative minimum, estate, gift or other tax law that may be applicable to a holder.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds Airobotics ordinary shares, the tax treatment of a partner in such partnership generally will depend on the status of the partner and activities of the partnership. Holders that are partners of a partnership holding Airobotics ordinary shares should consult their own tax advisors.

All Airobotics shareholders should consult their own tax advisors to determine the particular tax consequences to them in light of their particular circumstances, including the applicability and effect of the alternative minimum tax and any U.S. federal, U.S. state or local, non-U.S. or other tax laws and of potential changes in such laws.

U.S. Federal Income Tax Treatment of the Merger

For U.S. federal income tax purposes, the Merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code (a “Reorganization”). Unless otherwise noted, the remainder of this discussion assumes that the Merger will be so treated. Neither Ondas nor Airobotics has obtained or will obtain a ruling from the IRS regarding the U.S. federal income tax consequences of the Merger. Accordingly, there is no assurance that the IRS will not take a contrary position regarding the tax consequences described in this discussion, or that any such contrary position would not be sustained, nor is the receipt of any tax opinion a condition to the closing of the Merger.

U.S. Federal Income Taxation of U.S. Holders

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Airobotics ordinary shares that is, for U.S. federal income tax purposes:

•        an individual citizen or resident of the United States;

•        a corporation (including any entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•        a trust if (a) its administration is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) it has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person; or

•        an estate the income of which is subject to U.S. federal income tax regardless of its source.

The tax treatment of a U.S. holder will depend in part on whether or not Airobotics is or was classified as a passive foreign investment company (“PFIC”) for U.S. federal income tax purposes. Except as discussed below under “Passive Foreign Investment Company Rules”, this discussion assumes that Airobotics is not and has not been classified as a PFIC for U.S. federal income tax purposes.

Tax Consequences of the Merger

The exchange of Airobotics ordinary shares for shares of Ondas common stock will be tax-free to U.S. holders. A U.S. holder’s aggregate tax basis in Ondas common stock received in the Merger will equal such U.S. holder’s aggregate adjusted tax basis in the Airobotics ordinary shares exchanged therefor. A U.S. holder’s holding period for Ondas common stock received in the Merger will include the U.S. holder’s holding period in respect of the Airobotics ordinary shares exchanged for such Ondas common stock.

If a U.S. holder of Airobotics ordinary shares acquired different blocks of Airobotics ordinary shares at different times or at different prices, such U.S. holder’s basis and holding period in its shares of Ondas common stock may be determined separately with reference to each block of Airobotics ordinary shares. Any such U.S. holder should consult its tax advisor regarding the tax bases and holding periods of the particular shares of Ondas common stock received in the Merger.

If it is determined that the Merger does not qualify as a Reorganization, the Merger would be a taxable transaction to Airobotics shareholders for U.S. federal income tax purposes. In that case, a U.S. holder would generally recognize capital gain or loss measured by the difference between (a) the fair market value (in U.S. dollars) of Ondas common stock received in exchange for such U.S. holder’s Airobotics ordinary shares and (b) such U.S. holder’s basis in the Airobotics ordinary shares it holds. Such capital gain or loss would be long-term capital gain or loss if, at the time of the exchange, such U.S. holder’s holding period in its Airobotics ordinary shares was greater than one year. A U.S. holder’s tax basis in shares of Ondas common stock received in the Merger would be the fair market value (in U.S. dollars) of those shares on the date such U.S. holder received them. The U.S. holder’s holding period for shares of Ondas common stock received in the Merger would begin on the day after the date such U.S. holder received such shares.

Passive Foreign Investment Company Rules

The U.S. federal income tax consequences to U.S. holders could differ materially from those described above if, at any relevant time, Airobotics were a Passive Foreign Investment Company (“PFIC”) (determined under the rules described below). Airobotics believes that it was not a PFIC for its 2021 taxable year or any prior taxable year, and it does not expect to become a PFIC for any taxable year up to and including the taxable year in which the Merger is completed. However, Airobotics has not conducted and does not expect to conduct a formal study to determine its PFIC status. Moreover, because Airobotics’ PFIC status is based on its income, assets and activities for the entire taxable year, it is not possible to determine whether Airobotics will be characterized as a PFIC for its current taxable year until after the close of the applicable taxable year. As a result, there can be no assurance that Airobotics is not or will not become a PFIC prior to the closing of the Merger.

In general, Airobotics will be a PFIC with respect to a U.S. holder if for any taxable year in which such U.S. holder held Airobotics ordinary shares:

•        at least 75% of Airobotics’ gross income for the taxable year is passive income; or

•        at least 50% of the value, determined on the basis of a quarterly average, of the Airobotics’ assets is attributable to assets that produce or are held for the production of passive income.

“Passive income” generally includes dividends, interest, gains from the sale or exchange of investment property, rents and royalties (other than certain rents and royalties derived in the active conduct of a trade or business), and certain other specified categories of income. If a foreign corporation owns at least 25% by value of the stock of another corporation, the foreign corporation is, for purposes of the PFIC tests, treated as owning its proportionate share of the assets of the other corporation, and as receiving directly its proportionate share of the other corporation’s income.

If Airobotics were to be considered a PFIC at any time that a U.S. holder holds Airobotics ordinary shares, any gain recognized by the U.S. holder on a sale or other disposition of the Airobotics ordinary shares generally would be allocated ratably over the U.S. holder’s holding period for its Airobotics ordinary shares. The amounts allocated to the taxable year of the sale or other disposition and to any year before Airobotics became a PFIC would be taxed as ordinary income. The amount allocated to each other taxable year would be subject to tax at the highest rate in effect for individuals or corporations, as appropriate, for that taxable year, and an interest charge would be imposed. If Airobotics is treated as a PFIC with respect to a U.S. holder for any taxable year, the U.S. holder will be subject to the PFIC rules with respect to any of Airobotics’ subsidiaries that are also PFICs. Unless a U.S. holder makes a “qualified electing fund” or “mark-to-market” election with respect to the Airobotics ordinary shares, a U.S. holder that holds Airobotics ordinary shares during a period in which Airobotics is a PFIC will be subject to the PFIC rules for that taxable year and all subsequent taxable years in which the U.S. holder holds Airobotics ordinary shares, even if Airobotics ceases to be a PFIC. Classification as a PFIC may have other adverse tax consequences. If Airobotics is considered a PFIC, a U.S. holder will also be subject to annual information reporting requirements.

U.S. holders of Airobotics ordinary shares are urged to consult their tax advisors regarding the application of the PFIC rules to the Merger and Airobotics ordinary shares, including the advisability of making a qualified electing fund or mark-to-market election.

Ownership of Ondas Common Stock Received in the Merger

Distributions on Ondas Common Stock

Distributions of cash or property with respect to shares of Ondas common stock generally will be treated as dividends to the extent of Ondas’ current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Dividends paid to a non-corporate U.S. holder that constitute qualified dividend income will be taxable at preferential rates applicable to long-term capital gains so long as the holder holds the Ondas common stock for more than 60 days during the 121-day period beginning 60 days before the ex-dividend date and meets other holding period requirements. Dividends paid with respect to Ondas common stock will generally be qualified dividend income, provided the holding period requirements in the previous sentence are satisfied. In addition, dividends paid to corporate U.S. holders may qualify for the dividends received deduction if the holder meets certain holding period and other requirements. Any portion of a distribution in excess of Ondas’ current and accumulated earnings and profits will be treated first as a tax-free return of capital to the extent of a U.S. holder’s basis in Ondas common stock and thereafter as capital gain.

Sale or Other Disposition of Ondas Common Stock

A U.S. holder that sells or otherwise disposes of Ondas common stock in a taxable transaction will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference between the amount that the U.S. holder realizes and the U.S. holder’s tax basis in those shares. Capital gain of a non-corporate U.S. holder is taxed at preferential rates when the holder has a holding period greater than one year. The deduction of capital losses is subject to limitations.

Backup Withholding and Information Reporting

A U.S. holder may, under certain circumstances, be subject to information reporting and backup withholding with respect to certain amounts that it receives in the Merger, unless such holder properly establishes an exemption or provides its correct tax identification number and otherwise complies with the applicable requirements of the backup withholding rules. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a payee’s U.S. federal income tax liability, if any, so long as such payee furnishes the required information to the IRS in a timely manner.

U.S. Federal Income Taxation of Non-U.S. Holders

A “non-U.S. holder” is a beneficial owner of Airobotics ordinary shares that is, for U.S. federal income tax purposes, an individual, corporation, estate or trust and that is not a U.S. holder.

Tax Consequences of the Merger

The Merger is not expected to result in any material U.S. federal income tax consequences to non-U.S. holders.

Ownership of Ondas Common Stock Received in the Merger

Distributions on Ondas Common Stock

Distributions of cash or property with respect to shares of Ondas common stock generally will be treated as dividends to the extent of Ondas’ current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Any portion of a distribution in excess of Ondas’ current and accumulated earnings and profits will be treated first as a tax-free return of capital to the extent of a non-U.S. holder’s basis in its Ondas common stock, and thereafter as capital gain (which will be treated in the manner described below under “ — Sale or Other Disposition of Common Stock”).

Except as described below, dividends on Ondas’ common stock that are paid to or for the account of a non-U.S. holder generally will be subject to U.S. federal withholding tax at a rate of 30%, or at a lower rate if the non-U.S. holder is eligible for the benefits of an income tax treaty that provides for a lower rate and the non-U.S. holder provides the documentation (generally, IRS Form W-8BEN or W-8BEN-E) required to claim benefits under such tax treaty to the applicable withholding agent. Even if Ondas’s current or accumulated earnings and profits are less than the amount of the distribution, the applicable withholding agent may elect to treat the entire distribution as a dividend for U.S. federal withholding tax purposes. Each non-U.S. holder should consult its own tax advisor regarding U.S. federal withholding tax on distributions, including such non-U.S. holder’s eligibility for a lower rate and the availability of a refund of any excess U.S. federal tax withheld.

If, however, a dividend is “effectively connected” with the conduct of a trade or business in the United States by a non-U.S. holder, such dividend generally will not be subject to the 30% U.S. federal withholding tax if such non-U.S. holder provides the appropriate documentation (generally, a valid IRS Form W-8ECI or an acceptable substitute form) to the applicable withholding agent. Instead, such non-U.S. holder generally will be subject to U.S. federal income tax on such dividend in substantially the same manner as United States citizens, resident aliens and domestic United States corporations (except as provided by an applicable tax treaty). In addition, a non-U.S. holder that is treated as a corporation for U.S. federal income tax purposes may be subject to a “branch profits tax” at a rate of 30% (or a lower rate if provided by an applicable tax treaty) on its “effectively connected” income for the taxable year, subject to certain adjustments.

The foregoing discussion is subject to the discussion below under “ — FATCA Withholding” and “ — Information Reporting and Backup Withholding”.

Sale or Other Disposition of Common Stock

A non-U.S. holder generally will not be subject to U.S. federal income tax on any gain recognized on the sale or other disposition of Ondas common stock unless:

•        such gain is “effectively connected” with the conduct of a trade or business in the United States by the non-U.S. holder (and the gain is attributable to a permanent establishment that the non-U.S. holder maintains in the United States, if that is required by an applicable income tax treaty as a condition for subjecting the non-U.S. holder to United States taxation on a net income basis);

•        the non-U.S. holder is an individual who is present in the United States for 183 days or more during the taxable year of such sale or other disposition and certain other conditions are met; or

•        Ondas is or has been a “United States real property holding corporation” (as described below) for U.S. federal income tax purposes at any time within the five-year period preceding the disposition or the non-U.S. holder’s holding period, whichever period is shorter, the non U.S. holder is not eligible for a treaty exemption, and either (i) Ondas common stock is not regularly traded on an established securities market during the calendar year in which the sale or disposition occurs or (ii) the non-U.S. holder owned or is deemed to have owned, at any time within the five-year period preceding the disposition or the non-U.S. holder’s holding period, whichever period is shorter, more than 5% of Ondas’s common stock.

If the gain from the taxable disposition of shares of Ondas common stock is “effectively connected” with the non-U.S. holder’s conduct of a trade or business in the United States (and, if required by an applicable tax treaty, the gain is attributable to a permanent establishment that the non-U.S. holder maintains in the United States), the non-U.S. holder will be subject to tax on the net gain derived from the sale at rates applicable to United States citizens, resident aliens and domestic United States corporations. “Effectively connected” gains that a non-U.S. holder recognizes may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or at a lower rate if the non-U.S. holder is eligible for the benefits of an income tax treaty that provides for a lower rate. An individual non-U.S. holder described in the second bullet point immediately above will be subject to a flat 30% tax (unless an applicable income tax treaty provides otherwise) on the gain derived from the sale or other disposition, which may be offset by United States source capital losses, even though the non-U.S. holder is not considered a resident of the United States.

Ondas will be a United States real property holding corporation at any time that the fair market value of Ondas’ “United States real property interests”, as defined in the Code and applicable Treasury Regulations, equals or exceeds 50% of the aggregate fair market value of Ondas’ worldwide real property interests and Ondas’ other assets used or held for use in a trade or business (all as determined for the U.S. federal income tax purposes). Ondas believes that it is not, and does not anticipate becoming in the foreseeable future, a United States real property holding corporation.

FATCA Withholding

Pursuant to sections 1471 through 1474 of the Code, commonly known as the Foreign Account Tax Compliance Act (“FATCA”), a 30% withholding tax (“FATCA withholding”) may be imposed on certain payments to a non-U.S. holder or to certain foreign financial institutions, investment funds and other non-U.S. persons receiving payments on behalf of a non-U.S. holder if such persons fail to comply with certain information reporting requirements. Payments of dividends received by a non-U.S. holder in respect of Ondas common stock could be affected by this withholding if the non-U.S. holder is subject to the FATCA information reporting requirements and fails to comply with them or if the non-U.S. holder holds Ondas common stock through a non-U.S. person (e.g., a foreign bank or broker) that fails to comply with these requirements (even if payments to the non-U.S. holder would not otherwise have been subject to FATCA withholding). An intergovernmental agreement between the United States and an applicable country may modify these requirements. If FATCA withholding is imposed, a non-U.S. holder that is not a foreign financial institution generally may obtain a refund of any amounts withheld by filing a U.S. federal income tax return (which may entail significant administrative burden). All non-U.S. holders should consult their own tax advisors regarding the relevant U.S. law and other official guidance on FATCA withholding.

Information Reporting and Backup Withholding

Ondas and other payors are required to report payments of dividends on Ondas common stock on IRS Form 1042-S even if the payments are exempt from withholding. A non-U.S. holder otherwise is generally exempt from backup withholding and information reporting requirements with respect to dividend payments and the payments of the proceeds from the sale of Ondas common stock effected at a United States office of a broker, provided that either (i) the payor or broker does not have actual knowledge or reason to know that the non-U.S. holder is a United States person and the non-U.S. holder has furnished a valid IRS Form W-8 or other documentation upon which the payor or broker may rely to treat the payments as made to a non-United States person, or (ii) the non-U.S. holder otherwise establishes an exemption.

Payment of the proceeds from the sale of Ondas common stock effected at a non-U.S. office of a broker generally will not be subject to information reporting or backup withholding. However, a sale effected at a non-U.S. office of a broker could be subject to information reporting in the same manner as a sale within the United States (and in certain cases may be subject to backup withholding as well) if (i) the broker has certain connections to the United States, (ii) the proceeds or confirmation are sent to the United States or (iii) the sale has certain other specified connections with the United States.

Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against a non-U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Certain Israeli Tax Consequences of the Merger

The following description is not intended to constitute a complete analysis of all Israeli tax consequences of Airobotics shareholders relating to the Merger. This summary does not discuss all the aspects of Israeli tax law that may be relevant to a particular person in light of his or her personal circumstances. The discussion should not be construed as legal or professional tax advice and does not cover all possible tax considerations.

Airobotics intends to file requests for three tax rulings from the ITA with respect to (i) a deferral of capital gains tax with respect to Airobotics shareholders which hold less than 5% of Airobotics’ issued and outstanding shares regarding the stock consideration; and partial tax deferral, for the period of two and four years for each half of the stock consideration (respectively) for shareholders which hold upwards of 5% of Airobotics’ issued and outstanding shares; and (ii) the Israeli tax treatment applicable to holders of Airobotics stock options and ordinary shares issued to certain directors and employees under Section 102 of the ITO. There can be no assurance that such tax rulings will be granted before the closing of the Merger or at all or that, if obtained, such tax rulings will be granted under the conditions requested by Airobotics.

Discussions between Airobotics and the ITA regarding the scope of the rulings are ongoing. If and when the tax rulings referenced in the immediately preceding paragraph are finalized, Airobotics will file an immediate report on the ISA’s website, referred to as “MAGNA”, describing the tax rulings. There can be no assurance that such tax rulings will be granted before the completion of the Merger or at all, or that if obtained, such rulings will be granted under the conditions requested by Airobotics.

Israeli Capital Gains Tax

Generally, the exchange of Airobotics ordinary shares for the Merger Consideration would be treated as a sale and subject to Israeli tax both for Israeli and the non-Israeli resident shareholders of Airobotics. However, certain relief and/or exemptions may be available under Israeli law.

Israeli law generally imposes capital gains tax on the real capital gain from the sale of any capital assets by residents of Israel, as defined for Israeli tax purposes, and on the sale of capital assets located in Israel, including shares of Israeli companies by non-residents of Israel, unless a specific exemption is available or a tax treaty between Israel and the shareholder’s country of residence provides otherwise. Israeli law distinguishes between real capital gain and inflationary surplus. The real capital gain is the excess of the total capital gain over the inflationary surplus. You should consult your own tax advisor as to the method you should use to determine the inflationary surplus.

Generally, the capital gains tax rate applicable to the real capital gain is 25% for individuals. If such individual is holding or is entitled to purchase, directly or indirectly, alone or together with such person’s relative or another person who collaborates with such person on a permanent basis, at least 10% of (i) the voting rights of Airobotics , (ii) the right to receive Airobotics’ profits or its assets upon liquidation, (iii) the right to appoint a manager/director, or (iv) the right to instruct a Major Stockholder to do any of the foregoing on the date of sale or on any date falling within the 12-month period preceding that date of sale, such Major Stockholder would be subject to Israeli capital gains tax at the rate of 30%.

The actual capital gains tax rates which may apply to individual Airobotics shareholders on the sale of Airobotics ordinary shares (which may be effectively higher or lower than the rates mentioned above) are subject also to various factors including, inter alia, the date on which the shares were purchased, whether the shares are held through a nominee company or by the shareholder, the identity of the shareholder and certain tax elections which may have been made in the past by the shareholder.

In general, companies are subject to the corporate tax rate on real capital gains derived from the sale of shares at the rate of 23% in 2022. Please note that due to certain provisions of the ITO, the effective capital gains tax applicable to certain companies may be different than that specified above.

Individual and corporate shareholders dealing in securities in Israel are taxed at the tax rates applicable to “business income,” currently 23% for companies and a marginal tax rate of up to 47% for individuals, plus an additional tax of 3%, which is imposed on individuals whose annual taxable income exceeds a certain threshold (NIS 663,240 for 2022), see “ — Excess Tax” below.

The inflationary surplus is generally exempt from tax, provided that the shares being sold were acquired after December 31, 1993.

Pursuant to Israeli tax law, non-Israeli residents (individuals or corporations) will generally be exempt from Israeli capital gains tax, subject to certain provisions of the ITO, on the sale of Airobotics ordinary shares which were acquired after the company was registered for trade on the Israeli stock exchange. However, non-Israeli corporations will not be entitled to the foregoing exemption if Israeli residents: (i) have a controlling interest of more than 25% in such non-Israeli corporation or (ii) are the beneficiaries of, or are entitled to, 25% or more of the revenues or profits of such non-Israeli corporation, whether directly or indirectly.

Other non-Israeli residents (individuals or corporations) may be exempt from Israeli capital gains tax under the provisions of an applicable tax treaty between Israel and the seller’s country of residence (subject to the receipt of a valid certificate from the ITA allowing for an exemption or a reduced tax rate). For example, under the Convention between the Government of the State of Israel and the Government of the United States of America with Respect to Taxes on Income (the “U.S.-Israel Tax Treaty”), Israeli capital gains tax would generally not apply when arising from the sale, exchange or disposition of ordinary shares by a person who qualifies as a resident of the United States within the meaning of the U.S.-Israel Tax Treaty and who holds the shares as a capital asset and is entitled to claim the benefits afforded to such person by the treaty. However, such exemption will not apply if (i) the capital gain arising from such sale, exchange or disposition is attributed to real estate located in Israel; (ii) the capital gain arising from such sale, exchange or disposition is attributed to royalties; (iii) the capital gains from such sale, exchange or disposition may be attributed to a permanent establishment of the U.S. resident that is maintained in Israel, under certain terms, (iv) the U.S. resident holds, directly or indirectly, securities representing 10% or more of the voting rights during any part of the 12-month period preceding the effective time of the sale, exchange or disposition, subject to certain conditions; or (v) the U.S. resident, if an individual, was physically present in Israel for a period or periods aggregating to 183 days or more during the relevant taxable year.

In order to obtain an applicable withholding tax exemption for capital gains tax, certain documentation and/or declarations shall need to be provided to the ITA.

Other countries, including Canada, France, Germany, Japan and the United Kingdom, are party to tax treaties with Israel that, subject to the provisions of those treaties, may exempt a non-Israeli resident shareholder from Israeli tax.

You are urged to consult with your own tax advisor regarding the applicability of these tax treaties to you and your receipt of Merger Consideration.

Excess Tax

Individuals who are subject to tax in Israel are also subject to an additional tax at a rate of 3% on annual income exceeding a certain threshold (NIS 663,240 for 2022), which amount is linked to the annual change in the Israeli consumer price index, including, but not limited to, dividends, interest and capital gain, subject to the provisions of an applicable tax treaty.

Israeli Tax Withholding

Whether or not a particular shareholder is actually subject to Israeli capital gains tax in connection with the Merger, absent receipt by Airobotics of an applicable tax ruling from the ITA prior to closing of the Merger, all Airobotics shareholders will be subject to Israeli withholding tax at the rate of 25% (for individuals) and 23% (for corporations) on the Merger Consideration (unless the shareholder requests and obtains an individual certificate of exemption or a reduced tax rate from the ITA, as described below), and since this is a cashless transaction the Merger Consideration shall not be paid to any payment recipient only after such payment recipient will satisfy its Israel Tax obligation to the sole satisfaction of the Ondas or the Israeli Sub-Agent or the payment to the Israeli Sub-Agent of the withholding tax amount by the payment recipient.

Airobotics is currently in discussions with the ITA on the scope of the final tax rulings and the exemptions that may be provided to Airobotics shareholders and, as of September 21, 2022, no definitive binding ruling has been obtained from the ITA. There can be no assurance that the tax rulings will be granted before the closing of the Merger or at all or that, if obtained, the tax rulings will be granted under the conditions requested by Airobotics.

Regardless of whether Airobotics obtains the requested tax rulings from the ITA, any holder of Airobotics ordinary shares who believes that it is entitled to such an exemption from withholding tax (or entitled to a reduced tax rate) may separately apply to the ITA to obtain a certificate of exemption from withholding or an individual tax ruling providing for no withholding or withholding at a reduced rate, and submit such certificate of exemption or ruling to the exchange agent prior to receiving the Merger Consideration and at least three business days prior to the date that is 365 days following the date of the closing of the Merger. If Ondas or the exchange agent do not receives a valid exemption certificate or tax ruling (in form and substance reasonably acceptable to Israeli Sub Paying Agent) prior to delivering the Merger Consideration and at least three business days prior to the date that is 365 days following the date of the closing of the Merger, then the withholding (if any) of any amounts under the ITO from the consideration payable shall be made only in accordance with the provisions of such Israeli tax certificate or tax ruling.

The Israeli tax withholding consequences of the Merger to Airobotics shareholders and holders of Airobotics stock options subject to Section 102 of the ITO may vary depending upon the particular circumstances of each shareholder or holder of Airobotics stock options subject to Section 102 of the ITO, as applicable, and the final tax rulings issued by the ITA.

To the extent that tax is withheld on payments to U.S. taxpayers, it is possible that such withheld taxes may not be able to be credited against such taxpayers’ U.S. income tax liability.

Shareholders who received or acquired their Airobotics ordinary shares or were granted stock options or restricted stock awards under one or more of the Airobotics equity-based incentive plans, or otherwise as compensation for employment or services provided to Airobotics, may be subject to different tax rates.

As noted, Airobotics has also filed requests for a tax ruling from the ITA with respect to the withholding tax and other Israeli tax treatment applicable in respect of the Merger to holders of Airobotics stock options subject to Section 102 of the ITO (such ruling, as defined below under “The Merger Agreement — Tax Rulings”, is referred to as the “options tax ruling”).

The options tax ruling, if obtained as requested, would confirm, among other things that:

•        the treatment of the Airobotics stock options (whether vested or unvested) in the Merger would not constitute a violation of Section 102 of the ITO, and holders of such Airobotics stock options will not be subject to Israeli withholding tax at the closing of the Merger;

•        the statutory holding period under Section 102 of the ITO will continue uninterrupted from the original date of grant; and

•        the payment of any consideration to holders of vested Airobotics stock options with respect to such Airobotics stock options will not constitute a violation of Section 102 of the ITO; provided that the consideration paid to the holders of such Airobotics stock options is deposited with the trustee appointed by Airobotics , and approved by the ITA (the “102 Trustee”), for the duration of the statutory holding period under Section 102 of the ITO.

If no tax ruling is obtained for holders of Airobotics stock options subject to Section 102 of the ITO, such holders might be subject to Israeli withholding tax at such holders’ marginal tax rates under Israeli law for ordinary income, and may be also subject to withholding for national insurance contributions, depending on the specific circumstances of such holders and the terms and the timing of the grants of Airobotics stock options. In such event, no Ondas common stock will be issued to such holder of Airobotics stock options subject to Section 102 of the ITO, until such holder remits sufficient cash to cover the required amount to be withheld.

The Israeli tax rulings mentioned above may not be obtained or may contain such provisions, terms and conditions as the ITA may prescribe, which may be different from those detailed above. Certain categories of shareholders are expected to be excluded from the scope of any eventual ruling granted by the ITA and the final determination of the type of holders of Airobotics ordinary shares who will be included in such categories will be based on the outcome of the ongoing discussions with the ITA.

Accounting Treatment

Ondas prepares its financial statements in accordance with U.S. GAAP. The Merger will be accounted for under the acquisition method of accounting in accordance with ASC Topic 805, Business Combinations. As the acquirer for accounting purposes, Ondas has estimated the fair value of Airobotics’ assets acquired and liabilities assumed and conformed the accounting policies of Airobotics to its own accounting policies.

All unaudited pro forma condensed combined financial information contained in this report was prepared using the acquisition method of accounting. The final allocation of the purchase price will be determined after the Merger is completed and after completion of an analysis to determine the estimated net fair value of Airobotics’ assets and liabilities. Accordingly, the final estimate of the fair values of the assets and liabilities will be determined with the assistance of a third-party valuation firm. Ondas’ preliminary estimates and assumptions are subject to materially change upon the finalization of internal studies and third-party valuations of assets, including investments, property and equipment, intangible assets including goodwill, and certain liabilities.

Nasdaq and TASE Listings; Delisting and Deregistration of Airobotics Ordinary Shares

Ondas has agreed to take all actions necessary in order to list the shares of Ondas common stock on the TASE immediately prior to the completion of the Merger, in the event the No-Action Letter is not be obtained. Ondas has also agreed, prior to the completion of the Merger, to use its reasonable best efforts to obtain a dual listing permit from the ISA as well as the agreement of the TASE to list such shares of Ondas common stock and the shares of Ondas’ common stock to be issued in connection with the Merger on the TASE. Ondas will file a registration statement with the Israel Securities Authority (the “ISA”), and TASE for the listing of the Ondas common stock on the TASE. Ondas’ common stock will be listed on the TASE following the effectiveness of the Merger and the obtaining of a dual listing permit from the ISA. Prior to the completion of the Merger, Ondas has further agreed to use its reasonable best efforts to cause the shares of Ondas common stock to be issued in connection with the Merger to be approved for listing on Nasdaq, subject to official notice of issuance. The listing of the shares of Ondas’ common stock on Nasdaq, subject to official notice of issuance, is also a condition to completion of the Merger.

If the Merger is completed, Airobotics ordinary shares will cease to be listed on the TASE in accordance with the applicable rules and policies of the TASE.

Ondas Stockholders

As of September 21, 2022, there were 112 stockholders of record of Ondas common stock.

Ondas’ Dividend Policy

Ondas has never declared or paid cash dividends on Ondas capital stock nor is it under any obligation to declare or pay such cash dividends. Ondas currently intends to retain any future earnings to fund its operations and the development and growth of Ondas’ business, and it does not expect to declare or pay any dividends in the foreseeable future. Ondas’ future ability to pay cash dividends on its capital stock may be limited by any future debt instruments or preferred securities.

Airobotics’ Dividend Policy

Airobotics has never declared or paid cash dividends on Airobotics capital stock nor is it under any obligation to declare or pay such cash dividends.

Airobotics Holders

As of September 21, 2022, there was one shareholder of record of Airobotics’ ordinary shares. The number of record holders is not representative of the number of beneficial holders of our Airobotics’ ordinary shares, as the shares of all shareholders for a publicly traded company such as Airobotics which is listed on the TASE are recorded in the name of Airobotics’ Israeli share registrar.

Restrictions on Sales of Shares of Ondas Common Stock Received in the Merger

All shares of Ondas common stock received by Airobotics shareholders in the Merger will be freely tradable for purposes of the Securities Act and the Exchange Act. The prospectus does not cover resales of shares of Ondas common stock received by any person upon completion of the Merger, and no person is authorized to make any use of the prospectus in connection with any resale.

Interests of Certain Persons in the Merger

To the best knowledge of Airobotics, no director or other interested party in Airobotics, has a personal interest in the Merger, except as detailed herein:

1.      OurCrowd Group, an interested party in Airobotics, has a personal interest in the approval of the Merger, as the Merger Agreement includes agreements in connection with the repayment of a loan that it provided to Airobotics (the “OurCrowd Loan”);

2.      Mr. Ran Stern, the Chairman of Airobotics, has a personal interest in the approval of the Merger, as he is a partner in OurCrowd. It should be noted that in light of the aforementioned, entering into the Merger Agreement was brought for approval by Airobotics’ Audit Committee as a transaction in which the office holder has a personal interest, and was approved by the Airobotics Committee and the Airobotics Board; and

3.      All directors of Airobotics may be considered to have a personal interest in connection with the liability insurance of directors and officers of Airobotics within the framework of the Merger. Accordingly, all the directors were allowed to be present at the discussion of the Airobotics Board and participate in the vote in connection with the liability insurance of directors and officers in Airobotics.

THE MERGER AGREEMENT

This section describes the material terms of the Merger Agreement. The descriptions of the Merger Agreement in this section and elsewhere in this report are qualified in their entirety by reference to the complete text of the Merger Agreement. This summary does not purport to be complete and may not contain all of the information about the Merger Agreement that is important to you. You are encouraged to carefully read the entire Merger Agreement. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement.

Explanatory Note Regarding the Merger Agreement

The Merger Agreement and the summary of its material terms in this section have been included only to provide you with information about the terms and conditions of the Merger Agreement. Neither the Merger Agreement nor the summary of its material terms included in this section is intended to provide any factual information about Ondas or Airobotics. The Merger Agreement contains representations, warranties and covenants of the parties customary for a merger of this nature. The representations and warranties contained in the Merger Agreement were made only for purposes of the Merger Agreement as of the specific dates therein; were made solely for the benefit of the parties to the Merger Agreement; may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures exchanged between Airobotics and Ondas made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts; and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Moreover, information concerning the subject matter of representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in Ondas’ or Airobotics’ public disclosures.

For the foregoing reasons, the representations, warranties, covenants and agreements contained in the Merger Agreement and any descriptions of those provisions should not be read alone or relied on by any persons as characterizations of the actual state of facts about Ondas or Airobotics at the time they were made or otherwise. Instead, such provisions or descriptions should be read only in conjunction with the other information provided elsewhere in the prospectus or in the notice of meeting to be issued to Airobotics shareholders by Airobotics or incorporated by reference herein or therein. See the section titled “Where You Can Find More Information”.

Structure of the Transaction

The Merger Agreement provides that, upon the terms and subject to the conditions set forth in the Merger Agreement, and in accordance with the ICL, at the Effective Time, Merger Sub shall be merged with and into Airobotics. As a result of the Merger, Airobotics (i) shall continue as the surviving corporation, while the separate corporate existence of Merger Sub shall cease, (ii) shall be governed by the laws of the State of Israel; (iii) shall maintain a registered office in the State of Israel; and (iv) shall succeed to and assume all of the rights, properties, and obligations of Merger Sub and Airobotics in accordance with the ICL. The articles of association of Merger Sub shall be identical to the articles of association of Airobotics in effect at the Closing, except that they shall (a) exempt the Merger Sub from appointing an external auditor pursuant to Section 158 of the ICL, (b) cancel such existing definitions and articles derived from the fact Airobotics is publicly traded, and (c) include such other adjustments, if mandatory under Applicable Law.

Merger Consideration

At the Effective Time, upon the terms and subject to the conditions set forth in the Merger Agreement, each ordinary share of Airobotics, par value NIS 0.01 per share, issued and outstanding immediately prior to the Effective Time (other than shares owned by Airobotics or its subsidiaries (dormant or otherwise) or by Ondas or Merger Sub) shall be exchanged for and converted into the right to receive 0.16806 of a fully paid and nonassessable share of Ondas common stock, par value $0.0001 per share, without interest and subject to applicable tax withholdings.

All fractional shares of Ondas common stock that would otherwise be issued to a holder of Airobotics ordinary shares as part of the Merger Consideration will be rounded up to the nearest whole based on the total number of shares of Ondas common stock to be issued to the holder of Airobotics ordinary shares (after aggregating all fractional Ondas common stock issuable to such holder).

Ondas stockholders will continue to own their existing shares of common stock of Ondas, the form of which will not be changed by the Merger.

Treatment of Equity Awards

At the Effective Time, each outstanding option, warrant or other right to purchase Airobotics ordinary shares (each, an “Airobotics Stock Option,” and collectively, the “Airobotics Stock Options”) issued pursuant to any plan, other agreement, or arrangement, whether vested or unvested, including any Airobotics Stock Option with an exercise price per share equal to or greater than the Per Share Cash Equivalent Consideration, shall be assumed by Ondas and converted as of the Effective Time into an option, warrant or right, as applicable, to purchase shares of Ondas common stock. Subject to the terms of the relevant Airobotics Stock Option, each Airobotics Stock Option shall be deemed to constitute an option or warrant, as applicable, to acquire, on substantially the same terms and conditions as were applicable under such Airobotics Stock Option, a number of shares of Ondas common stock equal to the number of shares of Ondas common stock (rounded up to the nearest whole share) that the holder of such Airobotics Stock Option would have been entitled to receive pursuant to the Merger had such holder exercised such option or warrant into full Airobotics ordinary shares immediately prior to the Effective Time at a price per share of Ondas common stock (rounded down to the nearest whole cent) equal to (i) the former per share exercise price for Airobotics ordinary shares otherwise purchasable pursuant to such Airobotics Stock Option, divided by (ii) the Exchange Ratio.

Closing and Effectiveness of the Merger

The closing of the Merger will take place at a time and on a date (the “Closing Date”) to be specified by Ondas, Merger Sub, and Airobotics, which shall be no later than the second business day after satisfaction (or waiver) of the latest to occur of the conditions set forth in the Merger Agreement (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), remotely by exchange of documents and signatures via Electronic Delivery, unless another time, date or place is agreed to in writing by Ondas, Merger Sub, and Airobotics.

Conversion of Shares; Exchange Procedures

The conversion of Airobotics ordinary shares (other than the excluded shares) into the right to receive the Merger Consideration will occur automatically at the Effective Time. Each outstanding ordinary share of Merger Sub shall be converted into one ordinary share of the surviving corporation and shall be registered in the name of Ondas in the shareholders register of the surviving corporation.

As soon as reasonably practicable after the Effective Time (but not later than three business days thereafter), Ondas shall direct the Exchange Agent to deliver to each holder of record of a Certificate (or Certificates) or Book-Entry Shares as of immediately prior to the Effective Time, in each case, whose Airobotics ordinary shares were converted into the right to receive the Merger Consideration, and dividends or other distributions, if any (in each case other than holders of Section 102 Shares and Section 102 Non Trustee Shares, which will be eligible to receive the Merger Consideration as described below): (i) a letter of transmittal in customary form reasonably acceptable to Airobotics (which shall specify that, in the case of Airobotics ordinary shares represented by Certificates, delivery shall be effected and risk of loss and title to the Certificates shall pass only upon delivery of the Certificates (or affidavits of loss in lieu thereof as provided in the Merger Agreement) to the Exchange Agent and shall be in such form and have such other provisions as Ondas and Airobotics may reasonably specify); (ii) a declaration in which the beneficial owner of Airobotics ordinary shares provides certain information requested by the Exchange Agent and/or the Israeli Sub-Agent, as necessary for the Exchange Agent and/or Israeli Sub-Agent to determine whether any amounts need to be withheld from the Merger Consideration payable to such beneficial owner pursuant to the terms of the Ordinance (subject to the provisions of the Merger Agreement), the Code, or any applicable provision of state, local, Israeli, U.S. or foreign Applicable Law; and (iii) instructions for use in effecting the surrender of the Certificates (or an effective affidavit of loss in lieu thereof) or Book-Entry Shares in exchange for shares of Ondas common stock and dividends or other distributions payable pursuant to the Merger Agreement, if any. Upon surrender of a Certificate (or an effective affidavit of loss in lieu thereof, together with such other security and/or documents as may be required pursuant to the Merger Agreement) or Book-Entry Shares for cancellation to the Exchange Agent, together with such letter of transmittal duly executed and any other forms or certificates required under Applicable Law, the holder of such Certificate or Book-Entry Shares shall be entitled to receive in exchange therefor that number of whole shares of Ondas common stock (which shall be in uncertificated book-entry form) and dividends or distributions, if any, that such holder has the right to receive pursuant to the Merger Agreement, and the Certificate or Book-Entry Shares so surrendered shall forthwith be canceled; provided, however, that any Merger Consideration payable to holders of Section 102 Shares and Section 102 Non Trustee Shares shall be paid, deposited or issued to the 102 Trustee on behalf of such holders of Section 102 Shares and Section 102 Non Trustee Shares under the Assumed Company Plan, to be disbursed to the applicable holders in accordance with the provisions of Section 102 and the Options Tax Ruling (or the Interim Options Tax Ruling, if applicable), if obtained.

In the case of Certificates, upon receipt by the Exchange Agent of a letter of transmittal and surrender of a Certificate (or affidavit of loss in lieu thereof) for cancellation to the Exchange Agent, together with a letter of transmittal, the declaration for tax withholding purposes and/or a valid tax certificate, in each case, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor, and Ondas shall cause the Exchange Agent to pay and deliver in exchange therefor as promptly as reasonably practicable, the number of shares of Ondas common stock in book-entry form representing in the aggregate, the whole number of shares that such holder has the right to receive in respect of such Certificates and any dividends or other distributions payable, in each case, in accordance with the Merger Agreement, and the Certificates so surrendered will be canceled.

In the case of Book-Entry Shares, upon receipt by the Exchange Agent of a letter of transmittal, receipt of the declaration for tax withholding purposes and/or a valid tax certificate, in each case, duly completed and validly executed in accordance with the instructions thereto, the holder of such Book-Entry Shares shall be entitled to receive in exchange therefor, and Ondas shall cause the Exchange Agent to pay and deliver in exchange therefor as promptly as reasonably practicable, the number of shares of Ondas common stock in book-entry form representing in the aggregate, the whole number of shares that such holder has the right to receive in respect of such Book-Entry Shares and any dividends or other distributions payable, in each case, in accordance with the Merger Agreement, and the Book-Entry Shares so surrendered will be canceled.

Any consideration, whether in stock, cash or otherwise, that is paid or issued to holders of Section 102 Shares and Section 102 Non Trustee Shares, shall be paid, deposited, or issued to the 102 Trustee under the Assumed Company Plan, on behalf of holders of Section 102 Shares and Section 102 Non Trustee Shares, in accordance with Section 102 and the Options Tax Ruling (or the Interim Options Tax Ruling, if applicable), if obtained (the “Section 102 Share Consideration”). The Section 102 Share Consideration shall be held in trust by the 102 Trustee pursuant to the applicable provisions of Section 102 and the Options Tax Ruling (or the Interim Options Tax Ruling, if applicable), if obtained, and shall be released by the 102 Trustee, together with any interest earned thereon by virtue of the investment of such amounts by the 102 Trustee, in accordance with the terms and conditions of Section 102 and the Options Tax Ruling (or the Interim Options Tax Ruling, if applicable), if obtained.

If payment of the Merger Consideration (and any dividends or other distributions with respect to Ondas common stock) is to be made to a Person other than the Person in whose name the surrendered Certificate or Book-Entry Share so surrendered is registered, it shall be a condition precedent of payment that (i) the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer (or the Book-Entry Share so surrendered shall be in proper form for transfer), and (ii) the Person requesting such payment shall have paid any transfer and other similar taxes required by reason of the payment of the Merger Consideration (and any dividends or other distributions with respect to Ondas common stock) to a Person other than the registered holder of such Certificate or Book-Entry Share (as applicable) surrendered or shall have established to the reasonable satisfaction of Ondas that such tax either has been paid or is not required to be paid.

All shares of Ondas common stock issued upon the surrender for exchange of Airobotics ordinary shares in accordance with the terms of the Merger Agreement and any cash paid with respect to dividends and distributions shall be deemed to have been issued in full satisfaction of all rights pertaining to such Airobotics ordinary shares, subject, to the surviving corporation’s obligation to pay any dividends or make any other distributions with a record date prior to the date hereof that has been disclosed to Ondas in writing and that remain unpaid at the Effective Time. From and after the Effective Time, there shall be no further registration of transfers on the stock transfer books of the surviving corporation of the Airobotics ordinary shares that were outstanding immediately prior to the Effective Time, other than transfers by Ondas. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the surviving corporation for any reason, they shall be canceled and exchanged as described in this section “ — The Merger Agreement — Conversion of Shares; Exchange Procedures.”

Subject to Applicable Law, there shall be paid to the holder of the Ondas common stock issued in exchange for Certificates or Book-Entry Shares pursuant to the Merger Agreement, without interest, (a) at the time of delivery of such Ondas common stock by the Exchange Agent, the amount of dividends or other distributions, if any, with a record date at or after the Effective Time theretofore paid with respect to such shares of Ondas common stock, and (b) at the appropriate payment date, the amount of dividends or other distributions, if any, with a record date at or after the Effective Time but prior to such delivery of such Ondas common stock by the Exchange Agent, and a payment date subsequent to such delivery of such Ondas common stock by the Exchange Agent, payable with respect to such shares of Ondas common stock. No dividends or other distributions declared or made at or after the Effective Time with respect to Ondas common stock with a record date at or after the Effective Time shall be paid to the holder of any unsurrendered Certificate or Book-Entry Shares with respect to the shares of Ondas common stock represented thereby, until the holder of record of such Certificate or Book-Entry Shares shall surrender such Certificate (or provide an affidavit of loss in lieu thereof as provided in the Merger Agreement) or such Book-Entry Shares, as applicable.

Withholding

Each of Ondas, Merger Sub, the Surviving Corporation, the 102 Trustee, the Exchange Agent and any other third-party agents (each, a “Payor”) shall be entitled to deduct and withhold, or cause to be deducted and withheld, from any amounts otherwise payable (by issuance of Ondas common stock or otherwise) pursuant to the Merger Agreement, including by way of a sale of a portion of the Ondas common stock in the stock exchange, any amounts that are required to be withheld or deducted with respect to such amounts under with respect to any such payments or issuances under the Ordinance, Code or any provision of state or any other Applicable Law relating to taxes as determined by Ondas. To the extent that amounts are so withheld and timely paid over to the applicable Governmental Entity, (i) such withheld amounts will be treated for all purposes of the Merger Agreement as having been paid or issued, as applicable, to such Persons in respect of which such deduction and withholding was made and (ii) the Payor shall provide to the payment recipient in respect of which such deduction and withholding was made satisfactory evidence regarding any such withholding.

Subject to the provisions of the Tax Rulings, if obtained and as applicable, with respect to Israeli taxes, and in accordance with the Israeli Sub-Agent undertaking provided prior to Closing by the Israeli Sub-Agent to Ondas as required under Section 6.2.4.3 of the Income Tax Circular 19/2018 (Transaction for Sale of Rights in a Corporation that includes Consideration that will be transferred to the Seller at Future Dates), any payment payable pursuant to the Merger Agreement to any payee (other than holders of Section 102 Awards, Section 3(i) Options, and any other Merger Consideration issuable to payment recipients, which shall be delivered to the Section 102 Trustee or the 104H Trustee, as applicable), shall be paid to and retained by the Exchange Agent, in each case for the benefit of such payment recipient for a period of 365 days from the Closing Date or an earlier date required in writing by such payment recipient (the “Withholding Drop Date”), during which time unless requested otherwise by the ITA, no payments shall be made by the Exchange Agent to any payment recipient and no amounts for Israeli taxes shall be withheld from the payments or other consideration deliverable pursuant to the Merger Agreement, except as provided below and during which time each payment recipient may obtain a Valid Tax Certificate. If a payment recipient delivers, no later than three business days prior to the Withholding Drop Date a Valid Tax Certificate to the Exchange Agent, determining tax liability, such shareholder shall transfer the tax liability amount to the Exchange Agent, the deduction and withholding of any Israeli taxes shall be made only in accordance with the provisions of such Valid Tax Certificate and the balance of the applicable Merger Consideration shall be paid and issued to such person. If any payment recipient either (a) does not provide the Exchange Agent with a Valid Tax Certificate by no later than three business days before the Withholding Drop Date, or (b) submits a written request to the Exchange Agent to release his, her or its portion of the Merger Consideration payable or otherwise deliverable prior to the Withholding Drop Date and fails to submit a Valid Tax Certificate no later than three business days before such time, then the Exchange Agent will transfer the applicable Merger Consideration to such payment recipient only after such payment recipient will satisfy its Israel tax obligation to the sole satisfaction of Ondas or the Israeli Sub-Agent or the payment to the Israeli Sub-Agent of the withholding tax amount by the payment recipient. To the extent the Exchange Agent and/or the Israeli Sub-Agent withholds any amounts with respect to Israeli taxes, any amounts so withheld shall be treated for all purposes of the Merger Agreement as having been paid to the applicable payment recipient. If the applicable payment recipient does not satisfy his, her or its Israeli tax obligation to the satisfaction of Ondas or the Israeli Sub-Agent prior to the Withholding Drop Date, the Exchange Agent or the Israeli Sub-Agent will: (i) to the extent applicable, sell a portion of the Ondas common stock applicable to such payment recipient in the stock exchange, in order to allow the payment of any Israeli taxes as shall be determined by the Israeli Sub-Agent, and transfer the balance to the applicable payment recipient; or (ii) at Ondas’ opinion, which cannot be exercised prior to three business days prior to the Withholding Drop Date and subject to the provisions of the Tax Rulings, if obtained and as applicable, deliver such Merger Consideration back to Ondas, to be paid and issued by Ondas to the applicable payment recipient only following full satisfaction of Israeli taxes to Ondas’ or the Israeli Sub-Agent’s sole satisfaction.

In the event that a Payor receives a written demand from the ITA, to withhold any amount out of the amount held by such Payor for distribution to a particular payee and transfer it to the ITA prior to the Withholding Drop Date, (a) such Payor will notify such payee, in writing, of such withholding reasonably promptly after receipt of such demand, and provide such payee with reasonable time (which shall not be less than 30 days, unless otherwise required by the ITA or any Applicable Law, including the Ordinance, as determined by Payor at its reasonable discretion) to attempt to delay such requirement or extend the period for complying with such requirement as evidenced by a written certificate, ruling, or confirmation from the ITA; and (b) to the extent that any such certificate, ruling, or confirmation is not provided by such payee to the Payor prior to the time required by the ITA or under any Applicable Law, the Exchange Agent shall deliver the applicable portion of the Merger Consideration to such payment recipient only after such payment recipient will satisfy its Israel tax obligation to the sole satisfaction of Ondas or the payment to Ondas of the withholding tax amount by the payment recipient, including any interest, indexation and fines required by the ITA in respect thereof.

Any payments made to holders of a Section 102 Award or a Section 3(i) Options will be subject to deduction or withholding of Israeli tax under the Ordinance on the 15th day of the calendar month following the month during which the Closing occurs, unless with respect to Israeli resident holders of Section 102 Awards and Section 3(i) options, the Options Tax Ruling (or the Interim Options Tax Ruling) has been obtained by the Closing, in which case Ondas or Airobotics or the 102 Trustee, or any Person acting on their behalf, will act in accordance with the Options Tax Ruling (or Interim Options Tax Ruling).

Any withholding made in NIS with respect to payments made hereunder in U.S. dollars shall be calculated based on a conversion rate on the date the payment is actually made to any recipient and any currency conversion commissions will be borne by the applicable payment recipient and deducted from payments to be made to such payment recipient.

If any of the Tax Rulings shall be obtained and delivered to Ondas, the Exchange Agent, the Israeli Sub-Agent and the trustee appointed under the 104H Tax Ruling, if any and as applicable, prior to the applicable withholding date, then the provisions of such Tax Rulings, as the case may be, shall apply and all applicable withholding procedures with respect to any recipients shall be made in accordance with the provisions of such Tax Rulings, as the case may be.

Representations and Warranties; Material Adverse Effect

The Merger Agreement contains a number of representations and warranties made by the parties thereto that are subject in some cases to exceptions and qualifications (including exceptions to the effect that there have been, and would not reasonably be expected to be, a “Material Adverse Effect”). See the definition of “Material Adverse Effect” below.

The representations and warranties made by each party under the Merger Agreement relate to, among other thing the followings:

•        due organization, valid existence, qualification and subsidiaries;

•        capitalization;

•        corporate authorization of the Merger Agreement and the transactions contemplated by the Merger Agreement and the valid and binding nature of the Merger Agreement;

•        accuracy of information supplied or to be supplied in connection with the prospectus, the ISA Exemption Application (as defined below), and/or the Israel Prospectus (as defined below);

•        required consents and approvals from Governmental Entities;

•        the absence of any conflicts, breaches, defaults or violations of organizational documents and other agreements or laws;

•        securities filings and financial statements;

•        intellectual property;

•        tax matters;

•        conduct of their businesses in the ordinary course and the absence of a Material Adverse Effect;

•        the absence of certain undisclosed liabilities;

•        the absence of certain litigation, legal proceedings, investigations and governmental orders;

•        compliance with Applicable Law; and

•        brokers and transaction-related fees and expenses.

The Merger Agreement also contains additional representations and warranties of Airobotics, relating to, among other things, the following:

•        employee benefits matters;

•        employment and labor matters;

•        material contracts;

•        suppliers and customers;

•        government grants, incentives and subsidies;

•        real property;

•        tangible personal property; title; sufficiency of assets;

•        environmental matters;

•        export controls and import laws;

•        insurance policies;

•        the absence of certain changes or events;

•        possession of, and compliance with, permits necessary for the conduct of such party’s business;

•        the absence of violations of anti-corruption and sanctions laws;

•        transactions with Affiliates;

•        Indebtedness;

•        Foreign Business; and

•        applicability of anti-takeover statutes.

The representations and warranties of each of the parties to the Merger Agreement will expire upon completion of the Merger.

Certain of the representations and warranties made by the parties are qualified as to “knowledge,” “materially” or “Material Adverse Effect.” For purposes of the Merger Agreement, “Material Adverse Effect,” means on or with respect to (x) Airobotics and its subsidiaries (taken as a whole), or (y) Ondas and its subsidiaries (taken as a whole), as the case may be, any state of facts, change, development, effect, condition or occurrence which, individually or in the aggregate, has or would be reasonably be expected to have, a materially adverse impact on:

(i)     the business, assets, Liabilities, condition (financial or otherwise), financial position or results of operations of such Person and its subsidiaries, taken as a whole, provided that “Material Adverse Effect” for purposes of this clause (i) of the definition of Material Adverse Effect (i) shall be deemed to exclude the impact of (a) changes in Applicable Laws (or interpretations thereof) of general applicability or interpretations thereof by Governmental Entities, (b) changes or modifications in US GAAP (in the case of Ondas or its subsidiaries) or IFRS (in the case of Airobotics or its subsidiaries), (c) actions and omissions of such Person taken with the prior consent of Ondas (in the case of Airobotics) or Airobotics (in the case of Ondas), (d) general national or international economic, financial, political or business conditions, (e) acts of terrorism or war (whether or not declared), (f) changes to the industries in which such Person or its subsidiaries, as the case may be, operates in general and not specifically relating to such Person or its subsidiaries, (g) the announcement of the Merger Agreement or the Merger, including, without limitation, any stockholder litigation related to the Merger Agreement, (h) changes in the price or trading volume of the Shares or the Ondas common stock, as the case may be (it being understood that any cause underlying such change may be taken into consideration when determining whether a Material Adverse Effect has occurred unless such cause is otherwise excluded), or (i) any failure by such Person to meet internal projections or forecasts or third-party revenue or earnings predictions for any period (it being understood that any cause of any such failure may be taken into consideration when determining whether a Material Adverse Effect has occurred, unless such cause is otherwise excluded); and provided further that clauses (a), (b), (d) and (e) above shall be considered for purposes for determining whether there has been a Material Adverse Effect to the extent such state of facts, change, development, effect, condition or occurrence has a disproportionate adverse effect on such Person and its subsidiaries, as compared to other companies operating in the industry or territory in which such Person operates; or

(ii)    the ability of such Person to perform its obligations under the Merger Agreement or to consummate the Merger or the other transactions contemplated by the Merger Agreement.

Covenants

Conduct of Business

Each of Ondas and Airobotics has agreed to certain covenants in the Merger Agreement restricting the conduct of its respective business between August 4, 2022 (the date of the Merger Agreement) and the earlier of the Effective Time and the termination of the Merger Agreement (the “Interim Period”).

Conduct of Business of Airobotics

In general, Airobotics has agreed that during the Interim Period, except as may be consented to in writing by Ondas (which consent will not be unreasonably withheld, delayed or conditioned), or in the case of the second through fourth bullets below, any actions or omissions reasonably and in good faith taken in response to COVID-19 or any COVID-19 measures, Airobotics will and will cause its subsidiaries to:

•        not take any action that would or would reasonably be expected to prevent, materially impair or materially delay the ability of Airobotics, Merger Sub or Ondas to consummate the transactions contemplated by the Merger Agreement or the other Transaction Agreements;

•        conduct the business of Airobotics and its subsidiaries in the ordinary and usual course of business consistent with past practice in all material respects; and

•        use its reasonable best efforts to preserve intact its corporate existence and current business organizations, keep available the service of its current officers, directors, consultants, and employees, and preserve in all material respects its relationships with customers, licensees, licensors, suppliers, distributors, lessors, creditors, employees, contractors, and others having business dealings with it; and

•        preserve in all material respects their present properties and tangible and intangible assets.

In addition, without limiting the generality of the foregoing, except as otherwise expressly provided in the Merger Agreement, during the Interim Period, Airobotics will not, and will not permit any of its subsidiaries to (unless required by Applicable Law after consultation with counsel), without the prior written consent of Ondas (which shall not be unreasonably withheld or delayed):

•        amend or authorize any amendments to the terms of any of its outstanding securities or its governing or organizational documents, or to the governing or organizational documents of any of its subsidiaries;

•        issue, sell, deliver, pledge, dispose of, encumber or transfer or agree or commit to do or authorize any of the foregoing with respect to (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other equity securities or equity equivalents (including any stock options or stock appreciation rights) of Airobotics or any of its subsidiaries except for the issuance and sale of Airobotics ordinary shares pursuant to Airobotics stock options granted under plans or agreements pursuant to which any Airobotics stock option has been issued or may be issued (the “Airobotics Plan”), prior to the date of the Merger Agreement and issuance of Airobotics stock options to new employees in the ordinary course of business consistent with past practice;

•        split, combine or reclassify any shares of its Capital Stock or any other equity securities or equity equivalents, declare, set aside, authorize, make or pay any dividend or other distribution (whether in cash, stock or property, any combination thereof or otherwise) in respect of its Capital Stock or any other equity securities or equity equivalents of Airobotics or any of its subsidiaries, including the Airobotics ordinary shares (except dividends declared or paid by a wholly-owned subsidiary of Airobotics to Airobotics or another wholly-owned subsidiary of Airobotics), make any other actual, constructive or deemed distribution in respect of its Capital Stock or other equity securities or equity equivalents or otherwise make any payments to shareholders in their capacity as such, or redeem, purchase or otherwise acquire or issue or sell any of its securities or any rights, options, warrants or calls to acquire or sell any such shares or other securities or any securities or any rights, options, warrants or calls to acquire or sell any such shares or other securities of any of its subsidiaries; provided that Airobotics may repurchase or otherwise acquire shares in connection with (a) the applicable Airobotics Plan in effect as of the date of the Merger Agreement, (b) the acceptance of Airobotics ordinary shares as payment for the per share exercise price of the Airobotics stock options or as payment for taxes incurred in connection with the exercise, vesting and/or settlement of Airobotics stock options, in each case in accordance with the applicable Airobotics Plan, or (c) the forfeiture of Airobotics stock options;

•        enter into any Contract with respect to the voting of the equity interests of Airobotics, including the Airobotics ordinary shares;

•        adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization, or other reorganization of Airobotics or any of its subsidiaries (other than the Merger);

•        alter through merger, liquidation, reorganization, restructuring or any other fashion the corporate structure of Airobotics or any subsidiary;

•        (i) incur or assume any Indebtedness or issue any debt securities, individually or in the aggregate, or modify or agree to any amendment of the terms of any existing Indebtedness of Airobotics or any of its subsidiaries, except for the Bridge Loan; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the material obligations of any other Person except for obligations of wholly owned subsidiaries of Airobotics incurred in the ordinary course of business and consistent with past practices; (iii) make any loans, advances or capital contributions to, or investments in, any other Person (other than to wholly-owned subsidiaries of Airobotics); (iv) redeem, pay, discharge or satisfy any Indebtedness or other material Liability, other than repayment of the OurCrowd Loan or the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of other liabilities reflected or reserved against in, or contemplated by, the Airobotics’ Financial Statements or incurred in the ordinary course of business consistent with past practice after the date of Airobotics’ Latest Balance Sheet; (v) cancel any material Indebtedness (individually or in the aggregate) or waive any claims or rights of substantial value; or (vi) waive the benefits of, or agree to modify in any manner, any exclusivity, standstill or similar agreement benefiting Airobotics or any of its subsidiaries;

•        forgive any loans or advances to any officers, employees or directors of Airobotics or its subsidiaries, or any of their respective affiliates, or change its existing borrowing or lending arrangements for or on behalf of any of such persons pursuant to an Airobotics Plan or otherwise, except in the ordinary course of business;

•        except to the extent required under Airobotics Plans or employee agreements in existence prior to the date of the Merger Agreement, (a) establish, adopt, enter into any new, amend, terminate, or take any action to accelerate rights under, any Airobotics benefit plan or any plan, program, policy, practice, agreement or arrangement that would be an Airobotics Plan if it had been in effect on the date of the Merger Agreement (except that Airobotics and its subsidiaries may enter into offer letters and employment agreements with newly hired employees in the ordinary course of business so long as such offer letters and agreements are pursuant to the standard form agreement used by Airobotics and its subsidiaries in the applicable jurisdiction and do not provide for any notice or severance pay in excess of amounts required under Applicable Law); (b) grant or pay, or commit to grant or pay, any bonus or incentive award or payment; (c) increase, or commit to increase, the amount of the compensation or benefits of any employee of Airobotics or any of its subsidiaries, provided that Airobotics may adopt a retention plan, reasonably acceptable to Ondas, to motivate and incentivize certain employees to continue to work for Airobotics after the date of the Merger Agreement; (d) accelerate the time of payment or funding of any amounts under, or increase the amount of funding required pursuant to, any Airobotics Plan; (e) hire or make an offer to hire, or promote, any employee to the position of (1) Chief Executive Officer, or (2) a position that directly reports to the Chief Executive Officer; or (f) terminate the employment of any such employee referred to in clause (e) other than for cause;

•        (i) acquire or agree to acquire (a) by merging or consolidating with, or by purchasing a substantial equity interest in or portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof, or (b) any assets that are material, individually or in the aggregate, to Airobotics, except purchases of inventory in the ordinary course of business consistent with past practice; (ii) sell, lease, license, transfer, otherwise dispose of, mortgage, sell and leaseback, pledge or otherwise encumber or subject to any lien (other than a lien permitted by the Merger Agreement) any material properties or assets of Airobotics or any of its subsidiaries or any interests therein in any single transaction or series of related transactions, other than sales of Airobotics products and services in the ordinary course of business consistent with past practices; or (iii) enter into any exclusive license, distribution, marketing, sales or other agreement that is or would reasonably be expected to be material to Airobotics or any of its subsidiaries;

•        change any of the accounting methods, principles, or practices used by Airobotics, except as required by IFRS or by a Governmental Entity or a competent quasi-Governmental Entity;

•        (i) enter into any contract that if entered into prior to the date of the Merger Agreement would constitute a Company Material Contract under the Merger Agreement or materially modify, materially amend, accelerate, waive any material right under, or terminate any Company Material Contract; or (ii) authorize or make any new capital expenditure or expenditures not included in the current annual budget of Airobotics or any of its subsidiaries;

•        (i) make or change any material tax election; (i) file or amend any tax return; (ii) settle or compromise any audit or action, arbitration, charge, claim, complaint, demand, dispute, governmental audit, grievance, hearing, inquiry, investigation, litigations, proceeding, qui tam action, suit with respect to material tax matters; (iii) adopt or change any material accounting method; (iv) agree to an extension or waiver of the statute of limitations with respect to material taxes; (v) surrender any right to claim a material tax refund; or (vi) enter into any agreement with a tax authority;

•        make capital expenditures in an aggregate amount that exceeds 10% of the budgeted amounts set forth in the applicable schedule of the Merger Agreement for the respective periods set forth therein;

•        cancel, forfeit, fail to renew, fail to continue to prosecute, abandon or allow to lapse (except with respect to patents expiring in accordance with their terms) any material Company IP Rights;

•        (i) institute any action, arbitration, charge, claim, complaint, demand, dispute, governmental audit, grievance, hearing, inquiry, investigation, litigations, proceeding, qui tam action, suit, or (ii) release, compromise, assign, settle, or agree to settle any pending or threatened action, arbitration, charge, claim, complaint, demand, dispute, governmental audit, grievance, hearing, inquiry, investigation, litigations, proceeding, qui tam action, suit, other than settlements that result solely in monetary obligations of Airobotics or its subsidiaries (without the admission of wrongdoing or a nolo contendere or similar plea, the imposition of injunctive or other equitable relief, or restrictions on the future activity or conduct on or by Parent, the Company or any of their respective Subsidiaries) of an amount not greater than $100,000 in the aggregate;

•        allow any permit that was issued to Airobotics that otherwise relates to its business as currently conducted or anticipated to be conducted to lapse or terminate;

•        fail to keep in force the insurance policies as specified in the Merger Agreement or replacement or revised policies providing insurance coverage with respect to the assets, operations and activities of Airobotics or its subsidiaries as are currently in effect;

•        make any material changes in policies, procedures, or practices with respect to credit, collection, payment, accounts receivable or accounts payable, except, in each case, to the extent required to conform with IFRS;

•        discontinue any material line of business;

•        extend the date an Airobotics Stock Option may be exercised following the date that the holder of a Airobotics Stock Option ceases to be employed by Airobotics or its subsidiaries or provide services to Airobotics or its subsidiaries; or

•        commit or agree (in writing or otherwise) to take any of the actions described in the above bullets (and it shall use commercially reasonable efforts not to take any action that would make any of the representations or warranties of Airobotics contained in the Merger Agreement untrue or incorrect).

Conduct of Business of Ondas

Ondas has agreed that, except as expressly provided in the Merger Agreement, without the prior written consent of Airobotics, which shall not be unreasonably withheld, conditioned or delayed, and to the extent permitted under Applicable Law, during the Interim Period, Ondas will not and will cause each of its subsidiaries to: (i) not take any action that would or would reasonably be expected to prevent, materially impair or materially delay the ability of Airobotics, Ondas, or Merger Sub to consummate the transactions contemplated by the Merger Agreement or the other Transaction Agreements, (ii) conduct its operations in all material respects in the ordinary and usual course of business consistent with past practice, and (iii) use its reasonable best efforts to preserve intact its corporate existence.

Without limiting the generality of the foregoing, except as expressly provided in the Merger Agreement, without the prior written consent of Airobotics, which shall not be unreasonably withheld or delayed, during the Interim Period, Ondas will not and will not permit any of its subsidiaries to (unless required by Applicable Law after consultation with counsel): (i) make or pay any dividend or other distribution (whether in cash, stock or property, any combination thereof or otherwise) in respect of its Capital Stock or any other equity securities or equity equivalents of Ondas or any of its subsidiaries, or (ii) purchase or otherwise acquire any of its securities; provided that Ondas may repurchase or otherwise acquire shares in connection with (a) the applicable plans, agreements or arrangements pursuant to which any option, warrant or other right to purchase equity interests of Ondas (each, an “Ondas Option”) has been issued or may be issued in effect as of the date of the Merger Agreement, (b) the acceptance of Ondas common stock as payment for the per share exercise price of any Ondas Option or as payment for taxes incurred in connection with the exercise, vesting and/or settlement of any Ondas Option, in each case in accordance with the applicable plans described in clause (a) of this paragraph, or (c) the forfeiture of any Ondas Option.

Form S-4; Shareholder Meeting and Board Recommendation

The prospectus forms part of a Registration Statement on form S-4, which has been filed by Ondas with the SEC. Each of Ondas and Airobotics has agreed to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing and prior to the effective date of the Form S-4, take all action reasonably required to be taken under any applicable state or other securities Laws in connection with the issuance of the Ondas common stock in connection with the Merger and to keep the Form S-4 effective through the Closing Date in order to permit the consummation of the Merger.

The Merger Agreement requires Airobotics to as soon as reasonably practicable, take all action necessary under Applicable Law to set a record date for, duly call, give notice of, convene and hold a special meeting of its shareholders (together with any adjournment or postponement of the special meeting) for the purpose of seeking the requisite approval of the Merger Agreement and the transactions contemplated thereby. Airobotics will submit the proposal for the approval of the Merger Agreement and the transactions contemplated thereby to its shareholders at such meeting and not submit any other proposal in connection with such meeting without Ondas’ prior written consent, which consent shall not be unreasonably held, conditioned or delayed, other than (a) a customary proposal regarding adjournment of the meeting, (b) any proposal that Airobotics is required to submit under Applicable Law, and (c) any proposal that is related or inherent to the Merger. Airobotics is only entitled to adjourn or postpone the special meeting with Ondas’ consent (not to be unreasonably withheld, conditioned or delayed) or (1) after consultation with Ondas, if adjournment or postponement is necessary to ensure any supplement or amendment to the proxy statement relating to the shareholder meeting is provided to shareholders within a reasonable amount of time in advance of the special meeting, or (2) to a date that is in the aggregate not more than 30 days following the originally scheduled date (or the date rescheduled per the prior clause) if there are not sufficient votes at such meeting to constitute a quorum or to obtain the required approval of the Merger Agreement and the transactions contemplated thereby, in to allow reasonable additional time for solicitation of proxies.

If the Airobotics Board has not made an Adverse Recommendation Change (as defined below under “ — Adverse Recommendation Change; Certain Prohibited Actions”) in accordance with the terms of the Merger Agreement, the Merger Agreement requires that the Airobotics Board (1) recommend that Airobotics shareholders approve the Merger Agreement and the transactions contemplated therein (the “Airobotics Recommendation”), (2) include the Airobotics Recommendation in the proxy statement relating to the shareholder meeting and (3) use its reasonable best efforts to (a) solicit from its shareholders proxies in favor of the Merger Agreement and the transactions contemplated thereby, and (b) otherwise seek to obtain shareholder approval at the shareholder meeting.

Even if an Adverse Recommendation Change has been made pursuant to the terms of the Merger Agreement, unless the Merger Agreement has been terminated in accordance with its terms, the obligations of the parties under the Merger Agreement will continue in full force and effect. Unless the Merger Agreement has been terminated in accordance with its terms, neither the commencement, public proposal, public disclosure or communication to Airobotics of any Third Party Acquisition Proposal, nor the making of any Adverse Recommendation Change will affect the obligations of Airobotics to set a record date for, duly call, give notice of, convene and hold a special meeting of the Airobotics shareholders in accordance with the terms of the Merger Agreement.

Appropriate Action; Consents; Filings

Each of Ondas and Airobotics has agreed to cooperate with each other and use (and cause their respective subsidiaries to use) their respective reasonable best efforts to complete the transactions contemplated by the Merger Agreement and to cause the conditions to the completion of the Merger to be satisfied as promptly as reasonably practicable, including, using reasonable best efforts to accomplish the following as promptly as reasonably practicable:

•        the obtaining of all actions or non-actions, consents, approvals, registrations, waivers, permits, authorizations, orders, expirations or terminations of waiting periods, and other confirmations from any Governmental Entity or other Person that are or may become necessary, proper or advisable in connection with the transactions contemplated by the Merger Agreement;

•        the preparation and making of all registrations, filings, forms, notices, petitions, statements, submissions of information, applications, and other documents (including filings with Governmental Entities) that are or may become necessary, proper or advisable in connection with the consummation of the transactions contemplated by the Merger Agreement;

•        the taking of all steps as may be necessary, proper, or advisable to obtain an approval from, or to avoid a legal, administrative or other similar proceeding by, any Governmental Entity or other Person in connection with the consummation of the transactions contemplated by the Merger Agreement;

•        the defending of any lawsuits or other legal, administrative or other similar proceedings or actions, whether judicial or administrative, challenging the Merger Agreement or that would otherwise prevent or delay the consummation of the transactions contemplated by the Merger Agreement in accordance with the terms of the Merger Agreement, including seeking to have any stay, temporary restraining order or injunction entered by any court or other Governmental Entity vacated or reversed; and

•        the execution and delivery of any additional instruments that are or may become reasonably necessary, proper or advisable to complete the transactions contemplated by the Merger Agreement and to carry out fully the purposes of the Merger Agreement.

To the extent not prohibited by Applicable Law or by the applicable Governmental Authority, each party has agreed to consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, letters, white papers, memoranda, briefs, arguments, opinions or proposals made or submitted by or on behalf of either such party in connection with the proceedings under or relating to any foreign, national, federal or state antitrust, anticompetition or fair trade law. Each of the parties to the Merger Agreement will promptly inform the other of any material communication between such party and any national, federal, foreign or state antitrust or competition Governmental Entity regarding the transactions contemplated by the Merger Agreement. Each of Ondas and Merger Sub will, and will cause their respective subsidiaries to (if applicable) on the one hand, and Airobotics on the other hand will: (i) furnish to the other such necessary information and reasonable assistance as the other may request in connection with the preparation of any governmental filings, submissions or other documents, (ii) give the other reasonable prior notice of any such filing, submission or other document and, to the extent reasonably practicable, of any communication with or from any Governmental Entity regarding the transactions contemplated by the Merger Agreement, and permit the other to review (to the extent not prohibited by Applicable Law or the applicable Governmental Entity) and discuss in advance, and consider in good faith the views, and secure the participation of the other in connection with any such filing, submission, document or substantive communication and (iii) cooperate in responding as promptly as reasonably practicable to any investigation or other inquiry from a Governmental Entity or in connection with any Proceeding initiated by a Governmental Entity or private party. In addition, each of the parties to the Merger Agreement will give reasonable prior notice to and consult with the other in advance of any meeting, conference or substantive communication with any Governmental Entity, or in connection with any Proceeding by a private party, with any other Person, and to the extent not prohibited by Applicable Law or by the applicable Governmental Entity, not participate or attend any meeting or conference or engage in any communication with any Governmental Entity or such other Person in respect of the transactions contemplated by the Merger Agreement without offering the other party the possibility to participate, attend or engage in such meetings, conferences or communications, and in the event one party is prohibited from, or unable to participate, attend or engage in, any such meeting, conference or substantive communication, keep such party apprised with respect thereto. Each party to the Merger Agreement will provide the other with copies of all filings, submissions, correspondence and communications between it and its subsidiaries and their respective representatives, on the one hand, and any Governmental Entity or members of any Government Entity’s staff (or any other Person in connection with any legal, administrative or other similar proceeding or action initiated by a private party), on the other hand, with respect to the transactions contemplated by the Merger Agreement.

Israeli Approvals

Each of the parties to the Merger Agreement shall use their respective reasonable best efforts to deliver and file, as promptly as practicable after the date of Merger Agreement, each notice, report, or other document required to be delivered by such party or any subsidiary to or filed by such party or any subsidiary of such party with, and to obtain any required approval of, any Israeli Governmental Entity with respect to the Merger. Without limiting the generality of the foregoing:

•        as promptly as practicable after the date of the Merger Agreement, Ondas and Airobotics will prepare and file the notifications required, if any, to the Israeli Competition Authority (the “ICA”) under the Israeli Economic Competition Law (1998) (the “Competition Law”), in connection with the Merger;

•        Ondas and Airobotics shall respond as promptly as practicable to any inquiries or requests received from the General Director of the ICA for additional information or documentation;

•        Ondas and Airobotics shall use their reasonable best efforts to obtain, as promptly as practicable after the date of the Merger Agreement, any consents and approvals from Israeli Governmental Entities, if any, that may be required in connection with the Merger; and

•        Airobotics shall inform the IIA regarding the transactions under the Merger Agreement as required under the Law for the Encouragement of Research, Development and Technological Innovation – 5744-1984 and the rules and regulations promulgated thereunder (the “R&D Law”); Ondas shall provide to the IIA, the General Director of the ICA, and the ISA any information reasonably requested by such authorities and shall execute an undertaking in customary form to comply with the R&D Law.

Each of the parties to the Merger Agreement shall (i) give the other parties prompt notice of the commencement of any legal, administrative or other similar proceeding against it by or before any Governmental Entity with respect to the Merger, (ii) keep the other parties reasonably informed as to the status of any such legal, administrative or other similar proceeding and (iii) promptly inform the other parties of any communication to or from the General Director of the ICA, the IIA, the Israeli Investment Center, the ISA, the Companies Registrar, the TASE or any other Israeli Governmental Entity regarding the Merger or any of the other transactions contemplated by the Merger Agreement. The parties to the Merger Agreement will consult and cooperate with one another and will consider in good faith the views of one another, in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any Israeli legal, administrative or other similar proceeding relating to the Merger. In addition, except as may be prohibited by any Israeli Governmental Entity or by any Israeli legal requirement, in connection with any such legal, administrative or other similar proceeding under or relating to the Israeli Competition Law and any applicable Guidelines of the ICA or any other Israeli antitrust or fair trade law, each party to the Merger Agreement will permit authorized representatives of the other party to be present at each meeting or conference relating to any such legal, administrative or other similar proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Israeli Governmental Entity in connection with any such legal, administrative or other similar proceeding.

None of Ondas, Airobotics or Merger Sub will be obligated to pay any consideration or offer to grant, or agree to, any financial or other accommodation to any Person from whom any such approval or consent is requested or otherwise in connection with, or as a condition to obtaining, any such approval or consent (other than nominal fees which individually or in the aggregate do not exceed $100,000).

Merger Proposal; Certificate of Merger

Subject to the ICL and the regulations promulgated thereunder, as soon as reasonably practicable following the date of the Merger Agreement, Airobotics, Ondas and Merger Sub will, as applicable, take the following actions:

•        As promptly as practicable following the date of the Merger Agreement, cause the Merger Proposal to be executed in accordance with the ICL;

•        Deliver the Merger Proposal to the Companies Registrar;

•        Cause a copy of the Merger Proposal to be delivered to its secured creditors, if any, no later than 3 days after the date on which the Merger Proposal is delivered to the Companies Registrar;

•        Publish a notice to its creditors stating that a Merger Proposal was submitted to the Companies Registrar and that the creditors may review the Merger Proposal at the office of the Companies Registrar, at Airobotics’ registered office or Merger Sub’s registered office, as applicable, and at such other locations as the Airobotics or Merger Sub, as applicable, may determine, in 2 daily Hebrew newspapers on the day that the Merger Proposal is submitted to the Companies Registrar and in a popular newspaper outside of Israel as may be required by Applicable Law;

•        Within 4 business days from the date of submitting the Merger Proposal to the Companies Registrar, send a notice by registered mail to all substantial creditors (as defined in the regulations promulgated under the ICL) that the Company or Merger Sub, as applicable, is aware of, in which it shall state that a Merger Proposal was submitted to the Companies Registrar and that the creditors may review the Merger Proposal at such additional locations, if such locations were determined in notice as described above;

•        Send to the Company’s “employees committee”, if any, or display in a prominent place at the Company’s premises a copy of the notice published in a daily Hebrew newspaper no later than 3 business days following the day on which such Merger Proposal was submitted to the Companies Registrar;

•        Promptly after the Company and Merger Sub, as applicable, have complied with the third through sixth bullet points above, but in no event more than 3 days following the date on which such notice was sent to creditors, inform the Companies Registrar in accordance with the ICL that notice was given to their respective creditors, if any, under the ICL and regulations promulgated thereunder;

•        Not later than 3 days after the date on which the Airobotics shareholders approve the Merger Agreement and the transactions contemplated thereby, inform the Companies Registrar of such approval; and

•        In accordance with the customary practice of the Companies Registrar, request that the Companies Registrar declare the Merger effective and issue the Certificate of Merger upon such date, that in no event shall be prior to the lapse of 50 days from the filing of the Merger Proposal with the Companies Registrar and 30 days from the date on which the Airobotics shareholders approve the Merger Agreement and the transactions contemplated thereby, as the Company and Merger Sub shall advise the Companies Registrar.

Other Proposals

Without the prior written consent of Ondas, during the Interim Period, Airobotics will not, and will not authorize or permit any of its subsidiaries or affiliates or its or their respective officers, directors, employees, stockholders, investment bankers, financial advisors, auditors, legal counsel, agents and other representatives (“Representatives”) to, directly or indirectly, (i) discuss, pursue, solicit, initiate or knowingly, or take any action which would be reasonably expected to, encourage or facilitate (including by way of furnishing information) or take any other action to facilitate knowingly any inquiries or the making of any proposal which constitutes or may reasonably be expected to lead to a Third Party Acquisition Proposal from any Person (provided that, if Airobotics receives, prior to the Airobotics shareholder vote required to approve the Merger Agreement and the transactions contemplated thereby being obtained, a bona fide Third Party Acquisition Proposal that did not result from a breach of the no shop covenants in the Merger Agreement, Airobotics may contact the person who has made such Third Party Acquisition Proposal solely for purposes of requesting a clarification of any ambiguous terms and conditions thereof (and not for purposes of negotiating or engaging in any discussions regarding or relating thereto) so that Airobotics may inform itself about such Third Party Acquisition Proposal solely to the extent necessary to comply with the fiduciary duties of the Airobotics Board under Applicable Law), (ii) enter into, continue, engage in or otherwise participate in any discussions or negotiations relating to or furnish to any Person any confidential information with respect to or that could reasonably be expected to lead to, any Third Party Acquisition Proposal (except to notify the third party of the existence of these provisions), or (iii) approve, recommended or publicly propose to approve or recommend, or enter into any contract with respect to, agree to, approve or recommend any Third Party Acquisition Proposal.

Airobotics may at any time prior to the time that the Airobotics shareholder vote required to approve the Merger Agreement and the transactions contemplated thereby is obtained:

a.      engage in discussions or negotiations with any person, entity or group other than Ondas, Merger Sub or any affiliate thereof (a “Third Party”) (and may furnish such Third Party information concerning Airobotics, its subsidiaries or their respective businesses, properties or assets) who (without any solicitation, initiation, encouragement, discussion or negotiation, directly or indirectly, by or with Airobotics or the Representatives after the date of the Merger Agreement and without any other breach by Airobotics of its obligations under the no shop covenants in the Merger Agreement) makes an unsolicited bona fide written Third Party Acquisition Proposal that the Airobotics Board concludes constitutes (or is reasonably likely to result in) a Superior Proposal (as defined below); provided that (1) the Airobotics Board shall conclude in good faith, after (x) consultation with, and taking into account the advice of, its outside legal counsel and financial advisor, that such Third Party Acquisition Proposal constitutes (or is reasonably likely to result in) a Superior Proposal, (y) considering Applicable Law, and (z) consultation with, and taking into account the advice of, its outside legal counsel, that such action is necessary for the Airobotics Board to act in a manner consistent with its fiduciary duties under Applicable Law (provided, however, that in order to determine the appropriate standards that would apply to such fiduciary duties, the Airobotics Board (or a committee thereof) may also consider and act on the basis of the fiduciary duties owed by a board of directors to the shareholders of a company under Delaware Applicable Law), (2) prior to furnishing such information to or entering into discussions or negotiations with such Third Party, Airobotics receives from such Third Party an executed confidentiality agreement in substantially the form of the confidentiality agreement entered into by Ondas and Airobotics with respect to the transactions contemplated by the Merger Agreement, provided that any information provided to such Third Party has also previously been provided to Ondas or is provided to Ondas prior to or substantially concurrently with the time it is provided to such Third Party, and (3) Airobotics shall have fully complied with the no shop covenants in the Merger Agreement;

b.      Make an Adverse Recommendation Change (as defined below); or

c.      accept a Superior Proposal (which Superior Proposal did not result from a breach of the no shop covenants in the Merger Agreement) if the Airobotics Board concludes, after consultation with, and taking into account the advice of outside counsel, that the failure to take such action would be inconsistent with its fiduciary duties under Applicable Law (provided, however, that in order to determine the appropriate standards that would apply to such fiduciary duties, the Airobotics Board (or a committee thereof) may also consider and act on the basis of the fiduciary duties owed by a board of directors to the shareholders of a company under Delaware Applicable Law), and which the Airobotics Board has determined in good faith, after consultation with, and taking into account the advice of, its financial advisor and its outside counsel, constitutes a Superior Proposal;

provided, however, that Airobotics shall not execute a definitive agreement with respect to a Superior Proposal unless immediately thereafter Airobotics shall have terminated the Merger Agreement and has paid the Termination Fee; and provided further that Airobotics may not terminate the Merger Agreement as set forth above or make an Adverse Recommendation Change until after the fourth (4th) business day following receipt by Ondas of written notice (a “Notice of Superior Proposal”) from Airobotics advising Ondas that the Airobotics Board intends to take such actions and specifying the reasons therefor, including the material terms and conditions of (and documents relating to) such Superior Proposal (and the identity of the Third Party making such Superior Proposal) that is the basis of the proposed action by the Airobotics Board and a statement that the Airobotics Board intends to terminate the Merger Agreement in accordance with the terms thereof or make such Adverse Recommendation Change, as applicable. If requested by Ondas, Airobotics and its Representatives shall engage in good faith negotiations with Ondas and its Representatives, for a period of 4 Business Days, to, among other things, amend the Merger Agreement and the other Transaction Agreements in such a manner that (i) the Third Party Acquisition Proposal which was determined to constitute a Superior Proposal no longer is a Superior Proposal, and (ii) the failure of Airobotics to accept such a Superior Proposal or make such Adverse Recommendation Change would no longer be inconsistent with its fiduciary duties under Applicable Laws (it being understood and agreed that (x) any amendment to the financial terms or any other material amendment of such Superior Proposal shall require a new Notice of Superior Proposal and a new three business day period, and (y) in determining whether to cause or permit Airobotics to so terminate the Merger Agreement or make such Adverse Recommendation Change, the Airobotics Board shall take into account any changes to the financial or other terms of the Merger Agreement and the other Transaction Agreements proposed in writing by Ondas to Airobotics in response to a Notice of Superior Proposal or otherwise, and the Airobotics Board at the end of the negotiation period, after consultation with, and taking into account the advice of, outside legal counsel and its financial advisor, shall have in good faith reaffirmed its determination that such bona fide Third Party Acquisition Proposal constitutes a Superior Proposal).

Airobotics shall and shall cause its subsidiaries and direct its Representatives to immediately cease and terminate any existing solicitation, initiation, encouragement, activity, discussion or negotiation with any Third Party conducted heretofore by Airobotics or its Representatives with respect to the foregoing, shall terminate data room access of all such Third Parties and shall request the prompt return or destruction of all confidential information previously furnished in connection therewith. Airobotics shall (i) notify Ondas in writing of any Third Party Acquisition Proposal received after the date of the Merger Agreement (including the material terms and conditions of any such Third Party Acquisition Proposal and the identity of the Person making it), within forty-eight (48) hours of the receipt thereof, and (ii) keep Ondas informed of the status and details of any such Third Party Acquisition Proposal and any material developments with respect to such Third Party Acquisition Proposal or request for information or other inquiry (including any material changes thereto).

Without derogating from the mechanism described above with respect to a Superior Proposal, during the Interim Period, Airobotics shall not terminate, amend, modify or waive any provision of any confidentiality or standstill contracts to which it or any of its subsidiaries is a party (i) with any Third Party that has made or has indicated that it is considering making a Third Party Acquisition Proposal, or (ii) outside the ordinary course of business, without the prior written consent of Ondas. Without derogating from the mechanism described above with respect to a Superior Proposal, during the Interim Period, Airobotics shall enforce, as permitted under Applicable Law, the provisions of any such contracts, including obtaining injunctions to prevent any breaches of such contracts, and enforcing specifically the terms and provisions thereof in any court of competent jurisdiction.

Adverse Recommendation Change

Except as permitted by the Merger Agreement in the case of a Superior Proposal and under Applicable Law, the Airobotics Board will not (i) withdraw, qualify or modify, or publicly propose to withdraw, qualify or modify the Airobotics Recommendation, (ii) fail to include the Airobotics Recommendation in the proxy statement relating to the Airobotics shareholder meeting for the approval of the Merger Agreement and the transactions contemplated thereby, (iii) publicly recommend or declare advisable any Third Party Acquisition Proposal, (iv) adopt, authorize or approve any letter of intent, memorandum of understanding, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement providing for any Third Party Acquisition Proposal, other than as permitted by the no shop covenants of the Merger Agreement, or (v) fail to publicly reaffirm the Airobotics Recommendation within ten days after Ondas’ request (any action described in the foregoing clauses (i) through (iv) of this paragraph, an “Adverse Recommendation Change”).

Other than in connection with a bona fide Third Party Acquisition Proposal that constitutes a Superior Proposal, at any time prior to the time that Airobotics shareholder approval required to approve the Merger Agreement and the transactions contemplated thereby is obtained, the Airobotics Board may make an Adverse Recommendation Change in response to a Company Intervening Event, if the Airobotics Board has determined in good faith after consultation with Airobotics’ outside legal counsel and financial advisors that the failure to take such action would be inconsistent with the directors’ fiduciary duties under Applicable Israeli Law (provided, however, that in order to determine the appropriate standards that would apply to such fiduciary duties, the Airobotics Board may also consider and act on the basis of the fiduciary duties owed by a board of directors to the shareholders of a company under Delaware Law); provided further that prior to making such Adverse Recommendation Change, (A) the Airobotics Board shall have given Ondas at least three (3) Business Days’ prior written notice of its intention to take such action and a description of the reasons for the Adverse Recommendation Change (it being understood that any material change in respect of such Company Intervening Event shall require a new notice but with an additional two (2) Business Day (instead of three (3) Business Day) notice period, (B) Airobotics shall have negotiated, and shall have caused its subsidiaries and shall have used its reasonable best efforts to cause its representatives to negotiate in good faith with Ondas during such notice period after the giving of such notice to the extent Ondas wishes to negotiate, to make such adjustments to the terms and conditions of the Merger Agreement so that the need for making such Adverse Recommendation Change would be obviated, and (C) at the end of such notice period, the Airobotics Board shall have considered in good faith such adjustments and shall have determined in good faith, after consultation with its outside legal counsel and financial advisor, that it is required to make such Adverse Recommendation Change in order to comply with its fiduciary duties to the shareholders of the Airobotics as a result of such Company Intervening Event.

Affiliates; Tax Rulings

As soon as practicable after the date of the Merger Agreement, Airobotics shall instruct its Israeli counsel, advisors and/or accountants to prepare and file with the ITA an application for a ruling confirming that (i) the assumption and exchange of the Section 102 Options, Section 102 Non Trustee Options and Section 3(i) Options for the Assumed Options in accordance with the Merger Agreement and the exchange of Section 102 Shares and Section 102 Non Trustee Shares for Section 102 Share Consideration (the “Roll Over”) shall not constitute a taxable event so long the Section 102 Awards are deposited with the 102 Trustee and issued in accordance with the Airobotics Plan assumed by Ondas; and (ii) tax continuity shall apply with respect to the Roll Over (which ruling may be subject to customary conditions regularly associated with such a ruling) (the “Options Tax Ruling”). Airobotics shall include in the request for the Options Tax Ruling a request to exempt Ondas, the surviving corporation, the Exchange Agent and their respective agents from any withholding obligation with respect to the Section 102 Awards and Section 3(i) Options. The Options Tax Ruling may be a separate tax ruling or may be incorporated into the 104H Tax Ruling. If the Options Tax Ruling is not granted prior to the closing of the Merger or in accordance with the instructions of the ITA, Airobotics shall seek to obtain prior to the closing of the Merger an interim tax ruling confirming, among other things, that Ondas, Merger Sub, Paying Agent or any Person acting on their behalf (including the Exchange Agent and the Israeli Sub-Agent) shall be exempt from Israeli withholding tax in relation to any payments and the issuance of Assumed Options in exchange for Section 102 Options, Section 102 Non Trustee Options and Section 3(i) Options in connection with the Merger (the “Interim Options Tax Ruling”). To the extent that prior to the closing of the Merger an Interim Options Tax Ruling shall have been obtained, then all references in the Merger Agreement to the Options Tax Ruling shall be deemed to refer to such Interim Options Tax Ruling, until such time that a final definitive Options Tax Ruling is obtained.

As soon as practicable after the date of the Merger Agreement, Airobotics shall instruct its Israeli counsel, advisors and/or accountants to prepare and file with the ITA an application for a tax ruling permitting any certain shareholders who are covered by such tax ruling (each, an “Covered Seller”) to defer any applicable Israeli tax with respect to any consideration in Ondas common stock that such Covered Seller will receive pursuant to the Merger Agreement in accordance with the provisions of Section 104H of the Ordinance or as otherwise determined by the ITA (it being agreed that in connection therewith, Ondas shall not object to any restrictions, conditions or obligations that are either statutorily required pursuant to Section 104H or other applicable sections of the Ordinance, or are otherwise customary conditions regularly associated with such a ruling or reasonably required by the ITA, including the deposit of the new Ondas common stock with a designated 104H trustee) (the “104H Tax Ruling”). Airobotics shall include in the request for the 104H Tax Ruling to exempt Ondas, the surviving corporation, the Exchange Agent, and their respective agents from any withholding obligation in connection with issuing Ondas common stock. If the 104H Tax Ruling is not granted prior to the closing of the Merger or in accordance with the instructions of the ITA, Airobotics shall seek to obtain prior to the closing of the Merger an interim tax ruling confirming, among other things, that (i) the cancellation and exchange of the Airobotics ordinary shares (other than Section 102 Awards and Section 3(i) Options) as part of the transaction shall not constitute a taxable event, and (ii) Ondas and any Person acting on its behalf (including the Exchange Agent and the Israeli Sub-Agent) shall be exempt from Israeli withholding tax in relation to issuance of Ondas commons stock in exchange for exchange of Airobotics ordinary shares in connection with the Merger (the “Interim 104H Tax Ruling”). To the extent that prior to the closing of the Merger an Interim 104H Tax Ruling shall have been obtained, then all references in the Merger Agreement to the 104H Tax Ruling will be deemed to refer to such Interim 104H Tax Ruling, until such time that a final definitive 104H Tax Ruling is obtained.

To the extent it is becomes reasonably apparent to Airobotics that the ITA will not provide the 104H Tax Ruling in the form requested or that, if obtained, certain shareholders may not be covered under the 104H Tax Ruling then as soon as practicable following the date of the Merger Agreement, Airobotics shall instruct its Israeli counsel, advisors, and accountants to prepare and file with the ITA an application for a ruling (the “Withholding Tax Ruling”, and, together with the Options Tax Ruling and the Interim Options Tax Ruling, the 104H Tax Ruling and the Interim 104H Tax Ruling — the “Tax Rulings”) that:

a)      with respect to holders of Airobotics ordinary shares (other than Section 102 Awards and Section 3(i) Options) that are non-Israeli residents (as defined in the Ordinance or as will be determined by the ITA), (i) exempting Ondas, the Exchange Agent, the surviving corporation and their respective agents from any obligation to withhold Israeli tax at the source from any consideration payable or otherwise deliverable pursuant to the Merger Agreement or clarifying that no such obligation exists, or (ii) clearly instructing Ondas, the Exchange Agent, the surviving corporation and their respective agents on how such withholding at the source is to be implemented, and in particular, with respect to the classes or categories of holders of the Airobotics ordinary shares from which tax is to be withheld (if any), the rate or rates of withholding to be applied and how to identify any such non-Israeli residents;

b)      with respect to holders of Airobotics ordinary shares that are Israeli residents (as defined in the Ordinance or as will be determined by the ITA) (other than Covered Sellers and the holders of Section 102 Awards and Section 3(i) Options for which such tax ruling shall explicitly and in writing defer to the 104H Ruling (or the Interim 104H Ruling) and the Options Tax Ruling (or the Interim Options Tax Ruling), as applicable, (i) exempting Ondas, the Exchange Agent, the surviving corporation and their respective agents from any obligation to withhold Israeli tax at the source from any consideration payable or otherwise deliverable pursuant to the Merger Agreement, or (ii) clearly instructing Ondas, the Exchange Agent, the surviving corporation and their respective agents on how such withholding at the source is to be executed, and in particular, with respect to the classes or categories of holders of the Airobotics ordinary shares from which tax is to be withheld (if any), the rate or rates of withholding to be applied; and

c)      with respect to holders of Airobotics stock options that are not Section 102 Awards or Section 3(i) Options, who are non-Israeli residents (as defined in the Ordinance or as will be determined by the ITA), (i) exempting Ondas, the Exchange Agent, the surviving corporation and their respective agents from any obligation to withhold Israeli tax at the source from any consideration payable or otherwise deliverable pursuant to the Merger Agreement, or clarifying that no such obligation exists, or (ii) instructing Ondas, the Exchange Agent, the surviving corporation and their respective agents on how such withholding at the source is to be executed, the rate or rates of withholding to be applied and how to identify any such non-Israeli residents.

The text of the applications for, filing relating to, and the final text of the Tax Rulings will be subject to the prior written confirmation of Ondas or its counsel, not to be unreasonably withheld, conditioned or delayed. Airobotics and its counsel and advisors will not make any application to, or conduct any material negotiations with the ITA with respect to matters relating to the subject matter of the Tax Rulings, without prior coordination with Ondas or its counsel, and will enable Ondas’ counsel to participate in all discussions and meetings relating thereto. To the extent that Ondas’ counsel elects not to participate in any meeting or discussion, Airobotics’ representatives will provide Ondas’ counsel with a full report of the discussions held within two business days of such meeting or discussion.

Ondas will, and will cause each of its subsidiaries to, use commercially reasonable efforts to promptly take, or cause to be taken, all actions necessary to assist Airobotics to obtain the Tax Rulings. Airobotics will, and will cause each of its subsidiaries to, use commercially reasonable efforts to promptly take, or cause to be taken, all actions necessary to assist Ondas and Merger Sub to obtain the Tax Rulings. Ondas will comply and cause its subsidiaries to comply with all of the terms and conditions of the Tax Rulings and refrain from taking or failing to take such actions, which actions or omissions would or would be reasonably expected to breach, jeopardize or adversely change the effectiveness of, and/or the favorable tax treatment prescribed under, such Tax Rulings.

For more information regarding such tax rulings, see “The Merger — Certain Israeli Tax Consequences of the Merger”. In the event that any of the tax ruling has not been received in accordance with the terms of the Merger Agreement, Ondas may make such payments and withhold any applicable taxes as described above in the section “ — Conversion of Shares; Exchange Procedures; Withholding”.

Directors’ and Officers’ Indemnification and Insurance

The parties have agreed that all rights, existing at the time of the Merger Agreement, to indemnification and exculpation from liabilities (including advancement of expenses) for acts or omissions occurring at or prior to the Effective Time, in favor of the current or former directors, officers or employees of Airobotics (the “D&O Indemnified Parties”) as provided in the articles of association of Airobotics or in any indemnification contract between such person and Airobotics (in each case as in effect on and in the case of indemnification contracts, to the extent made available to Ondas, prior to the date of the Merger Agreement) will survive the Merger and will continue in full force and effect. For seven years after the Effective Time, Ondas will cause the surviving corporation to maintain in effect the exculpation, indemnification and advancement of expenses equivalent to the provisions of the articles of association of Airobotics as in effect immediately prior to the Effective Time with respect to acts or omissions occurring prior to the Effective Time and will not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any of the D&O Indemnified Parties.

At or prior to the Effective Time, Airobotics will use reasonable best efforts to obtain a directors’ and officers’ liability insurance policy covering Airobotics’ officers and directors. At the Closing, Airobotics will use reasonable best efforts to obtain, maintain and fully pay for irrevocable “tail” or “runoff” insurance policies naming the D&O Indemnified Parties as direct beneficiaries with a claims period of at least seven years from the Closing Date (each, a “D&O Tail Policy”) in an amount and scope at least as favorable to Airobotics’ directors and officers as Airobotics’ existing policies (if any) with respect to matters existing or occurring at or prior to the Closing Date. If Airobotics obtains a prepaid D&O Tail Policy, Ondas and the surviving corporation shall maintain such policies in full force and effect for their full term. In the event Airobotics is unable to purchase a D&O Tail Policy prior to the Effective Time, Ondas will purchase or allow Airobotics to purchase a D&O Tail Policy following the Effective Time; provided that the cost of such D&O Tail Policy does not exceed 300% of the current annual premium.

Israeli Securities Authority Approval; Dual Listing

Prior to the execution of the Merger Agreement, the counsels for the parties jointly prepared and Airobotics filed an application with the ISA for a No-Action Letter (the “ISA Exemption Application” and an “ISA Exemption”, respectively). Ondas shall use reasonable best efforts to obtain the ISA Exemption. If an ISA Exemption has not been obtained by the date that is forty-five (45) days after the execution of the Merger Agreement, Ondas shall prepare and use reasonable best efforts to receive a permit from TASE for a registration statement with respect to the dual listing of the Ondas common stock, including all shares of common stock underlying shares of Ondas’ convertible securities, at the TASE (the “Dual Listing Permit”) or a permit from the ISA and the TASE to publish a prospectus which would also apply to the Merger Consideration, as the case may be (the “Israel Prospectus Permit”, and any subsequent action taken on the basis of a Dual Listing Permit or an Israel Prospectus Permit, an “Israel Prospectus”).

Airobotics and Ondas shall cooperate in connection with (i) the preparation and filing of all documents pertaining to the Dual Listing Permit or the Israel Prospectus Permit, as applicable, and (ii) the preparation of any written or oral submissions that may be necessary, proper or advisable to obtain the ISA Exemption, ISA Options Exemption or to receive the Dual Listing Permit or the Israel Prospectus Permit, as applicable, or otherwise needed for the offering of the Merger Consideration to comply with the Israeli Securities Law. Each of Airobotics and Ondas shall promptly notify the other upon the receipt of any comments from the ISA or the TASE or any request from the ISA or the TASE, including with respect to amendments or supplements to (x) the request for the ISA Exemption and ISA Options Exemption, or (y) the request for the Dual Listing Permit or the Israel Prospectus Permit, and shall provide the other with copies of all correspondence between it and its representatives, on the one hand, and the ISA or the TASE, on the other hand, with respect thereto. Each of Airobotics and Ondas shall use its reasonable best efforts to respond as soon as reasonably practicable to any comments from the ISA and the TASE, including with respect to the ISA Exemption Application, ISA Options Exemption Application, the ISA Exemption, the ISA Options Exemption, the Dual Listing Permit or the Israel Prospectus Permit, as applicable. Notwithstanding the foregoing, the final version of the ISA Exemption Application, ISA Options Exemption Application, the ISA Exemption, the ISA Options Exemption, the Dual Listing Permit, or the Israel Prospectus Permit, as applicable, including any documents and exhibits enclosed thereto need to be approved by both Ondas and Airobotics, provided that such approval shall not be unreasonably withheld.

In the event that the No-Action Letter has not been obtained by the date that is forty-five (45) days after the execution of the Merger Agreement, Ondas shall take all necessary action in order to obtain an exemption under Section 15D of the Israeli Securities Law with respect to the assumption of the Airobotics stock options (the “ISA Options Exemption Application” and an “ISA Options Exemption”, respectively).

Other Covenants and Agreements

The Merger Agreement contains additional covenants and agreements relating to, among other matters:

•        consultation and consent rights regarding any press releases or other public statements with respect to the Merger Agreement, the Merger, or the other transactions contemplated by the Merger Agreement;

•        the approval for the listing of the Ondas common stock to be issued in connection with the merger on Nasdaq;

•        the delisting of Airobotics ordinary shares from the TASE;

•        notification of certain matters that occur during the Interim Period and notice, cooperation and coordination relating to transaction-related litigation, if any;

•        access to information and confidentiality;

•        repayment of the loan due from Airobotics to OurCrowd General Partner, Limited Partnership;

•        negotiation of a secured bridge loan between Ondas and Airobotics; and

•        resignations of Airobotics directors.

Conditions to the Merger

Conditions to the Obligations of the Parties to Complete the Merger

The obligations of each of Ondas, Merger Sub and Airobotics to complete the Merger are subject to the satisfaction or waiver of the following conditions:

•        the Merger Agreement and the Merger shall have been approved and adopted by the requisite vote of the Airobotics shareholders;

•        no statute, rule, regulation, executive order, decree, ruling, Applicable Law, order or injunction shall have been enacted, entered, promulgated, or enforced which remains in effect by any United States federal or state, Israeli or foreign court or United States or Israeli or foreign Governmental Entity that prohibits, restrains, enjoins, or materially restricts the consummation of the Merger;

•        all consents of, or declarations or filings with, and all expirations or early terminations of waiting periods required from, any Governmental Entity under Applicable Law, that are listed in the relevant schedule to the Merger Agreement shall have been filed, have occurred or been obtained, and all such permits, approvals, filings and consents and the lapse of all such waiting periods shall be in full force and effect;

•        the registration statement on Form S-4, of which the prospectus forms a part, shall have become effective under the Securities Act, and not shall not be the subject of any stop order or proceedings by the SEC seeking a stop order;

•        at least fifty (50) days shall have elapsed after the filing of the Merger Proposal with the Companies Registrar and at least thirty (30) days shall have elapsed after obtaining the vote required to approve the Merger Agreement and the transactions contemplated thereby by the Airobotics shareholders and by the sole shareholder of Merger Sub;

•        Ondas, Merger Sub, and Airobotics shall have obtained the consents and approvals from third-parties as required in the relevant schedule to the Merger Agreement;

•        Airobotics or Ondas, as the case may be, shall have obtained the (i) ISA Exemption, or (ii) to the extent that no such ISA Exemption has been obtained, (A) a Dual Listing Permit or an Israel Prospectus Permit shall have been obtained and the Israel Prospectus shall have been filed, and (B) the ISA Options Exemption shall have been obtained; and

•        the shares of Ondas common stock to be issued in connection with the Merger shall have been approved for listing on Nasdaq.

Conditions to the Obligations of Airobotics to Complete the Merger

In addition, the obligations of Airobotics to complete the Merger are subject to the satisfaction or waiver of the following conditions:

•        (i) the accuracy as of the Closing Date in all material respects of Ondas’ representations and warranties set forth in the Merger Agreement with respect to (A) organization and qualification; (B) authority relative to the Merger Agreement; and (C) no violations; and (ii) the accuracy as of the Closing Date of all of the other representations and warrants of Ondas and Merger Sub set forth in the Merger Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect or any similar standard or qualification(other than representations or warranties that address only as of a certain date, which shall be true and correct as of such date), except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on Ondas;

•        each of the covenants and obligations of Ondas and Merger Sub to be performed at or before the Effective Time pursuant to the terms of the Merger Agreement shall have been duly performed in all material respects at or before the Effective Time;

•        Ondas shall not have suffered a Material Adverse Effect since the date of the Merger Agreement;

•        Ondas shall have delivered to Airobotics, duly executed by an executive officer of Ondas, dated as of the Closing Date, attesting the satisfaction of the conditions set forth above;

•        Ondas shall have duly executed and delivered to Airobotics, the customary undertaking towards the IIA;

•        the 104H Ruling or the Interim 104H Tax Ruling shall have been obtained and the Options Tax Ruling or an Interim Options Tax Ruling shall have been obtained; and

•        Ondas shall have submitted the Nasdaq Notification in accordance with Nasdaq Rules and Nasdaq shall not have objected to such Nasdaq Notification on or prior to the Closing Date.

Conditions to the Obligations of Each of Ondas and Merger Sub to Complete the Merger

In addition, the obligations of Ondas and Merger Sub to complete the Merger are subject to the satisfaction or waiver of the following conditions:

•        (i) the accuracy as of the Closing Date in all material respects of the representations and warranties of Airobotics set forth in the Merger Agreement with respect to (A) organization and qualification; (B) certain matters relating to capitalization of Airobotics and its subsidiaries; (C) authority relative to the Merger Agreement and recommendation; (D) absence of a Material Adverse Effect; and (E) brokers, other than, solely with respect to (B) above for de minimis inaccuracies; and (ii) the accuracy as of the Closing Date of all of the other representations and warranties of Airobotics set forth in the Merger Agreement, disregarding all qualifications and exceptions relating to materiality or Material Adverse Effect or any similar standard or qualification (other than representations or warranties that address matters only as of a certain date, which shall be true and correct as of such date), except where the failure of such representation and warranties to be true and correct, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on Airobotics;

•        each of the covenants and obligations of Airobotics to be performed at or before the Effective Time pursuant to the terms of the Merger Agreement shall have been duly performed in all material respects at or before the Effective Time (except for the no shop covenants set out in the Merger Agreement that shall have been complied with in all respects);

•        Airobotics shall not have suffered a Material Adverse Effect after the date of the Merger Agreement; and

•        Airobotics shall have delivered to Ondas a certificate, duly executed by an executive officer of Airobotics, dated as of the Closing Date, attesting the satisfaction of the conditions set forth above.

Termination

The Merger Agreement may be terminated at any time prior to the Effective Time as follows:

•        by mutual written consent of Ondas and Airobotics;

•        by either Ondas or Airobotics if:

•        the closing of the Merger shall not have occurred on or before January 15, 2023 (the “Termination Date”); provided, however, that this termination right will not be available to Ondas or Airobotics if such Person’s material breach of or material failure to fulfill any obligation under the Merger Agreement has been the cause of, or resulted in, the failure of the closing of the Merger to occur on or before the Termination Date;

•        if a Governmental Entity having competent jurisdiction shall have issued or entered any Order or taken any action, or enacted any Applicable Law, which, in any such case permanently restrains, enjoins or prohibits the consummation of the transactions contemplated by the Merger Agreement, and such order shall have become final and non-appealable or such Applicable Law is in effect, provided, however that, the party seeking to terminate the Merger Agreement shall have used reasonable best efforts to remove such order or Applicable Law or reverse such action; or

•        if the Airobotics shareholder approval required for approval of the Merger Agreement and the transactions contemplated thereby shall fail to have been obtained at the Airobotics shareholder meeting, including any adjournments thereof;

•        by Airobotics if:

•        Ondas or Merger Sub shall have breached, or failed to comply with, any of its covenants or obligations under the Merger Agreement, or any representation or warranty made by Ondas or Merger Sub set forth in the Merger Agreement shall have been incorrect in any respect when made or shall have since ceased to be true and correct in any respect, such that the closing conditions regarding (1) the accuracy of Ondas’ and Merger Sub’s representations and warranties or (2) the performance or compliance in all material respects with Ondas’ or Merger Sub’s obligations under the Merger

Agreement required to be performed or complied with on or prior to the Closing of the Merger would not be satisfied, and, in each case, such breach shall not have been cured or is not capable of being cured prior to the earlier of (x) the date which is thirty (30) days after delivery by Airobotics to Ondas of notice of such breach, and (y) the Termination Date, except that Airobotics will not have the right to terminate the Merger Agreement for this reason if Airobotics is then in material breach of any of its obligations under the Merger Agreement; or

•        in accordance with the no shop provisions in the Merger Agreement, Airobotics executes a definitive agreement with respect to a Superior Proposal substantially concurrent with the termination of the Merger Agreement and Airobotics pays the Termination Fee (as defined below) to Ondas, substantially concurrently with such termination;

•        by Ondas if:

•        Airobotics shall have breached, or failed to comply with, any of its covenants or obligations under the Merger Agreement, or any representation or warranty made by Airobotics set forth in the Merger Agreement shall have been incorrect in any respect when made or shall have since ceased to be true and correct in any respect, such that the closing conditions regarding (1) the accuracy of Airobotics’ representations and warranties or (2) the performance or compliance in all material respects with Airobotics’ obligations under the Merger Agreement required to be performed or complied with on or prior to the closing of the Merger would not be satisfied, and, in each case, such breach shall not have been cured or capable of being cured prior to the earlier of (x) the date which is thirty (30) days after delivery by Ondas to Airobotics of notice of such breach, and (y) the Termination Date, except that Ondas will not have the right to terminate the Merger Agreement for this reason if Ondas is then in material breach of any of its obligations under the Merger Agreement; or

•        (i) the Airobotics Board or any committee thereof shall withdraw or modify in any adverse manner its approval or recommendation of the Merger Agreement; (ii) within 10 days after Ondas’ request, the Airobotics Board or any committee thereof shall fail to reaffirm such approval or recommendation; (iii) the Airobotics Board or any committee thereof shall approve or recommend a Third Party Acquisition, a Third Party Acquisition Proposal or a Superior Proposal; (iv) a tender offer or exchange offer for any of the outstanding shares of Airobotics shall have been commenced or a registration statement with respect thereto shall have been filed by a Third Party and the Airobotics Board or any committee thereof shall have recommended that the shareholders of Airobotics tender their shares in such tender or exchange offer or publicly announce its intention to take no position with respect to such tender or exchange offer; (v) Airobotics shall have authorized, entered into or publicly announced its intention to enter into, a contract with respect to a Third Party Acquisition, a Third Party Acquisition Proposal or a Superior Proposal; (vi) if Airobotics shall have breached its obligations under the no shop covenant in the Merger Agreement, (vii) if Airobotics shall have breached its obligations to set a record date for, duly call, give notice of, convene and hold the Airobotics shareholder meeting for the approval of the Merger Agreement and the transactions contemplated thereby; or (viii) the Airobotics Board or any committee thereof shall resolve to take any of the actions specified in this paragraph.

Effect of Termination

In the event of termination of the Merger Agreement, the Merger Agreement will become void and there shall be no liability on the part of any of the parties to the Merger Agreement (or any stockholder, director, officer, employee, agent, consultant or representative of such party) except for the confidentiality obligations, the obligations to pay a Termination Fee (if any) and the miscellaneous provisions of the Merger Agreement, and nothing therein shall relieve any party to the Merger Agreement from liability for any material breach thereof occurring prior to such termination or for fraud.

Termination Fee

Airobotics shall pay Ondas a cash termination fee of Eight Hundred Thousand Dollars ($800,000) (the “Termination Fee”) (x) in the case of (i) below, immediately prior to the earlier of the entering into an agreement with respect to, or the consummating of a Third Party Acquisition; (y) in the case of (ii)(B) below, immediately upon such termination; or (z) in the case of (ii)(A) or (ii)(C) below, within two (2) Business Days after such termination if:

(i)     the Merger Agreement is terminated by (A) Airobotics for failure of the Merger to close on or before the Termination Date, and at the time of such termination, Ondas had the right to terminate the Merger Agreement for a breach by Airobotics of the no shop covenant or a change in its recommendation in favor of the Merger Agreement and the transactions contemplated thereunder, (B) by either Ondas or Airobotics if the Airobotics shareholder vote is not obtained at the Airobotics shareholder meeting, or (C) by Ondas if Airobotics shall have breached, or failed to comply with, any of its covenants or obligations under the Merger Agreement, or any representation or warranty made by Airobotics set forth in the Merger Agreement shall have been incorrect in any respect when made or shall have since ceased to be true and correct in any respect which breach would result in the failure of a closing condition to be satisfied, and such breach had not been cured in requisite time, and, in each case, (i) following the execution and delivery of the Merger Agreement and prior to the time of such termination of the Merger Agreement, a Third Party Acquisition Proposal shall have been made to the senior management or the Airobotics Board or shall have been publicly announced or publicly made known to the shareholders of Airobotics (the “Original Third Party Acquisition Proposal”); and (ii) within twelve months after termination of the Merger Agreement, Airobotics shall have entered into a binding agreement with respect to a Third Party Acquisition, or a Third Party Acquisition is consummated (in each case, whether or not such Third Party Acquisition is the same as the Original Third Party Acquisition Proposal); or

(ii)    the Merger Agreement is terminated (A) by for a breach by Airobotics of the no shop covenant or a change in its recommendation in favor of the Merger Agreement and the transactions contemplated thereunder; (B) by Airobotics in connection with the execution of a definitive agreement with respect to a Superior Proposal substantially concurrent with the termination of the Merger Agreement; or (C) by Ondas or Airobotics pursuant to the failure to obtain Airobotics shareholder approval and at the time of such termination, Ondas has the right to terminate the Merger Agreement for a breach by Airobotics of the no shop covenant or a change in its recommendation in favor of the Merger Agreement and the transactions contemplated thereunder.

Upon the termination of the Merger Agreement by either Ondas or Airobotics for the failure to obtain Airobotics shareholder approval (in addition to the Ondas’ remedy described above, if any), Airobotics shall reimburse Ondas for the reasonable costs, fees and expenses incurred or paid by Ondas or on its behalf in connection with the Merger Agreement, the Merger and the consummation of all transactions contemplated by the Merger Agreement and the other Transaction Agreements or related to the authorizations, preparations, negotiations, execution and performance of the Merger Agreement and the other Transaction Agreements, in each case, including fees and expenses payable to investment bankers, counsel, accountants and consultants up to an amount of $1,000,000 (“Ondas Expenses”); provided, however, that Airobotics shall have no obligation to reimburse Ondas for Ondas Expenses in the event that the Termination Fee has been paid; and provided further that in the event that the Termination Fee is to be paid after the reimbursement of Ondas Expenses, the Termination Fee shall be reduced by the amount of Ondas Expenses so reimbursed (provided that if the Ondas Expenses exceeds the amount of the Termination Fee, the Termination Fee shall be deemed to be $0).

Ondas’ receipt of the Termination Fee and Ondas Expenses to the extent owed pursuant to the Merger Agreement, will be the sole and exclusive monetary remedy of Ondas and Merger Sub and each of their respective affiliates against (A) Airobotics, its subsidiaries and each of their respective affiliates; and (B) the former, current and future holders of any equity, controlling persons, directors, officers, employees, agents, attorneys, affiliates, members, managers, general or limited partners, stockholders and assignees of each of Airobotics, its subsidiaries and each of their respective affiliates (collectively, the “Airobotics Related Parties”) in respect of the Merger Agreement and the transactions contemplated thereby, and upon payment of such amount, none of the Airobotics Related Parties will have any further monetary liability or obligation to Ondas or Merger Sub relating to or arising out of the Merger Agreement, or the transactions contemplated thereby. Nothing in the foregoing should be construed as barring Ondas and Merger Sub from pursuing specific performance of Airobotics’ obligation to consummate the Merger.

Expenses

Except as otherwise described under “ — Termination Fee” above, all legal, accounting, investment, banking, advisory, printing, filing and other fees, costs and expenses incurred in connection with the Merger, the Merger Agreement and the other Transaction Agreements and the transactions contemplated by the Merger Agreement and the other Transaction Agreements shall be paid by the party incurring such fees, costs, and expenses. Airobotics agrees that such fees, costs, and expenses incurred by or on behalf of Airobotics, its subsidiaries, officers, directors, and their respective affiliates for which Airobotics or any of its subsidiaries will be or have been responsible for payment will not exceed $700,000 in aggregate.

Amendment and Waiver

Amendment

The Merger Agreement may be amended by action taken by Airobotics, Ondas and Merger Sub at any time before or after approval of the Merger by the shareholders of Airobotics, but after any such approval no amendment shall be made that requires the approval of such shareholders under Applicable Law without such approval. The Merger Agreement may be amended only by an instrument in writing signed on behalf of Airobotics, Ondas and Merger Sub.

Waiver

At any time prior to the Effective Time, each party may:

•        extend the time for the performance of any of the obligations or other acts of the other party;

•        waive any inaccuracies in the representations and warranties of the other party to the Merger Agreement contained in the Merger Agreement or in any document, certificate, or writing delivered pursuant to the Merger Agreement; or

•        waive compliance by the other party with any agreement or condition in the Merger Agreement.

Any such extension or waiver will only be valid if set forth in an instrument in writing signed by the party or parties to be bound. No failure by any party in exercising any right under the Merger Agreement will operate as a waiver of such right.

Parties in Interest

The Merger Agreement shall be binding upon and inure solely to the benefit of each party to the Merger Agreement and its successors and permitted assigns and, nothing in the Merger Agreement is intended to or shall confer upon any other Person any rights, benefits, or remedies of any nature whatsoever under or by reason of the Merger Agreement, other than as expressly set forth in the Merger Agreement.

Governing Law; Jurisdiction; Waiver of Jury Trail

Governing Law; Jurisdiction

Except to the extent that the Applicable Laws of the State of Israel apply in respect of the procedural aspects of the Merger as set forth in the Merger Agreement, the Merger Agreement shall be governed by, and construed in accordance with, the Applicable Laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware. Each of the parties to the Merger Agreement (a) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware or any federal court within the District of Delaware in the event any dispute arises out of the Merger Agreement or the transactions contemplated by the Merger Agreement, (b) agreed that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agreed that it will not bring any action relating to the Merger Agreement or the transactions contemplated by the Merger Agreement in any court other than the Court of Chancery of the State of Delaware or any federal court within the District of Delaware, and (d) waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in the Court of Chancery of the State of Delaware or such federal court. Each party to the Merger Agreement agreed that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law. Any judgment from any such court described above may, however, be enforced by any party to the Merger Agreement in any other court in any other jurisdiction.

Waiver of Jury Trial

Each party to the Merger Agreement acknowledged and agreed that any controversy which may arise under the Merger Agreement is likely to involve complicated and difficult issues, and therefore each such party thereby irrevocably and unconditionally waived, to the fullest extent permitted by Applicable Law, any right it may have to a trial by jury in respect of any suit, action or other proceeding arising out of or relating to the Merger Agreement or the transactions contemplated thereby.

Enforcement

Each of the parties to the Merger Agreement shall have and retain all rights and remedies, at law or in equity, including rights to specific performance and injunctive or other equitable relief, arising out of or relating to a breach or threatened breach of the Merger Agreement, including in the event that the Merger Agreement is terminated due to failure to satisfy a condition or otherwise. Without limiting the generality of the foregoing, the parties to the Merger Agreement acknowledged and agreed that the failure of any party to the Merger Agreement to perform its agreements and covenants thereunder, including its failure to take all actions as are necessary on its part to the consummation of the Merger, will cause irreparable injury to the other parties to the Merger Agreement, for which damages, even if available, will not be an adequate remedy. Accordingly, each party to the Merger Agreement consented to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such party’s obligations and to the granting by any court of the remedy of specific performance of its obligations thereunder, without the necessity of posting a bond or other security or proving irreparable harm and without regard to the adequacy of any remedy at Applicable Law. A party’s right to specific performance and injunctive relief shall be in addition to all other legal or equitable remedies available to such party to the Merger Agreement.